Exhibit 10

FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of May 3, 2005,

among

YOUNG BROADCASTING INC.,

THE BANKS LISTED HEREIN,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent and Issuing Bank,

and

LEHMAN COMMERCIAL PAPER INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED,
as Syndication Agents,

BNP PARIBAS,
as Documentation Agent

Joint Lead Arrangers and Joint Lead Book-Runners:

WACHOVIA CAPITAL MARKETS, LLC
LEHMAN BROTHERS INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01	Certain Defined Terms
SECTION 1.02	Computation of Time Periods
SECTION 1.03	Accounting Terms
SECTION 1.04	Effect on Original Existing Credit Agreement and Other Loan Documents

ARTICLE 2

AMOUNTS AND TERMS OF COMMITMENTS AND ADVANCES

SECTION 2.01	The Commitments and Advances.
SECTION 2.02	Method of Borrowing.
SECTION 2.03	Notes.
SECTION 2.04	Interest Rates.
SECTION 2.05	Fees.
SECTION 2.06	Optional Termination or Reduction of Commitments
SECTION 2.07	Mandatory Termination of Commitments and Repayment of Advances; Offers to Repay.
SECTION 2.08	Optional Prepayments.
SECTION 2.09	Letters of Credit.
SECTION 2.10	General Provisions as to Payments.
SECTION 2.11	Funding Losses
SECTION 2.12	Computation of Interest and Fees
SECTION 2.13	Taxes
SECTION 2.14	Method of Electing Interest Rates
SECTION 2.15	Basis for Determining Interest Rate Inadequate or Unfair
SECTION 2.16	Illegality
SECTION 2.17	Increased Cost and Reduced Return
SECTION 2.18	Base Rate Advances Substituted for Affected Eurodollar Rate Advances
SECTION 2.19	Use of Proceeds
SECTION 2.20	Increase in Commitments

ARTICLE 3

CONDITIONS PRECEDENT

SECTION 3.01	Conditions Precedent to Effective Date
SECTION 3.02	Conditions Precedent to Each Borrowing
SECTION 3.03	Conditions Precedent to Permitted Acquisitions, Including Borrowings in Connection Therewith

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.01	Representations and Warranties of the Borrower

ARTICLE 5

COVENANTS OF THE BORROWER

SECTION 5.01	Affirmative Covenants
SECTION 5.02	Negative Covenants

ARTICLE 6

EVENTS OF DEFAULT

SECTION 6.01	Events of Default
SECTION 6.02	Cash Cover
SECTION 6.03	Application of Proceeds

ARTICLE 7

THE AGENTS

SECTION 7.01	Appointment and Authorization
SECTION 7.02	Agents and Affiliates
SECTION 7.03	Actions by Agents and Lead Arrangers
SECTION 7.04	Consultation with Experts
SECTION 7.05	Liability of Agents and Lead Arrangers
SECTION 7.06	Indemnification
SECTION 7.07	Credit Decision
SECTION 7.08	Successor Agent
SECTION 7.09	Notice of Default; Collateral Documents.

ARTICLE 8

MISCELLANEOUS

SECTION 8.01	Amendments, Etc.
SECTION 8.02	Notices, Etc.
SECTION 8.03	No Waiver; Remedies
SECTION 8.04	Costs and Expenses; Indemnities.
SECTION 8.05	Right to Set-off.
SECTION 8.06	BINDING EFFECT; GOVERNING LAW
SECTION 8.07	Successors and Assigns
SECTION 8.08	Headings
SECTION 8.09	Execution in Counterparts; Integration
SECTION 8.10	Severability of Provisions
SECTION 8.11	WAIVER OF JURY TRIAL
SECTION 8.12	Submission to Jurisdiction; Consent to Service of Process

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SECTION 8.13	Consent to Amendment
SECTION 8.14	Survival
SECTION 8.15	USA PATRIOT Act Notice

Appendix I	–	Commitments

SCHEDULES

Schedule 1.01-1	–	Collateral Documents
Schedule 1.01-2	–	Hedging Agreements
Schedule 3.01(k)	–	Mortgaged Property
Schedule 4.01(a)	–	Subsidiaries of the Borrower
Schedule 4.01(e)	–	Agreements Relating to Capital Stock
Schedule 4.01(h)	–	Disclosed Litigation
Schedule 4.01(i)	–	Existing Liens
Schedule 4.01(m)	–	Plans and Multiemployer Plans
Schedule 4.01(n)	–	Existing Debt
Schedule 4.01(r)	–	Executive Compensation Agreements
Schedule 4.10(s)	–	Descriptions and Locations of Real Property and Leasehold Interests
Schedule 4.01(t)	–	Government and Third Party Consents
Schedule 4.01(w)	–	Investigations
Schedule 4.01(x)	–	Environmental Matters

EXHIBITS

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Term Note
Exhibit B-1	Form of Security Agreement
Exhibit B-2	Form of Guaranty Agreement
Exhibit C-1	Form of Mortgage
Exhibit C-2	Form of Deed of Trust
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Opinion of Sonnenschein Nath & Rosenthal LLP
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Request for Issuance
Exhibit H	Form of Borrower’s Solvency Certificate
Exhibit I	Form of Subsidiary Guarantor’s Solvency Certificate
Exhibit I	Form of Perfection Certificate

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FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 3, 2005 among YOUNG BROADCASTING INC., a Delaware corporation (the “Borrower”), the banks and other financial institutions (the “Banks”) listed on the signature pages hereof, WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent for the Lenders hereunder and as Issuing Bank, LEHMAN COMMERCIAL PAPER INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agents for the Lenders hereunder, BNP PARIBAS, as Documentation Agent, and WACHOVIA CAPITAL MARKETS, LLC, LEHMAN BROTHERS INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Lead Book-Runners.

W I T N E S S E T H:

WHEREAS, the Borrower and certain financial institutions are parties to a Third Amended and Restated Credit Agreement dated as of December 22, 2003 (the “Original Existing Credit Agreement”); and

WHEREAS, immediately prior to the execution hereof, the Old Lenders (as defined herein) have assigned all of their rights and obligations under the Original Existing Credit Agreement to the Lead Arrangers pursuant to the Effective Date Assignment Agreement (as defined herein), upon the terms and subject to the conditions set forth therein; and

WHEREAS, pursuant to an Offer to Purchase dated April 11, 2005, the Borrower has made an offer to purchase (the “Tender Offer”) all of its 8 1/2% Senior Notes due 2008 (the “Refinancing”); and

WHEREAS, to finance the Tender Offer and Refinancing, pay related fees and expenses incurred in connection with the Tender Offer and Refinancing and this Agreement and provide for ongoing working capital and other general corporate purposes, the Borrower has requested that the Banks party hereto make available to the Borrower a term loan facility in an aggregate amount of $300,000,000 and a revolving credit facility in an aggregate amount of $20,000,000; and

WHEREAS, subject to terms and conditions herein, the Banks have agreed to make a Term Loan Commitment (as defined below) in the aggregate amount of $300,000,000 a Revolving Credit Facility Commitment (as defined below) in an aggregate amount of $20,000,000; and

WHEREAS, the parties hereto therefore wish to provide for the foregoing by amending the Original Existing Credit Agreement to, among other things, change the amount and type of credit available thereunder and amend certain of the other provisions thereof, and, in that connection, wish to amend and restate the Original Existing Credit Agreement in its entirety; and

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01                    Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person (the “Acquired Person”) existing at the time the Acquired Person merges with or into, or becomes a Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging with or into, or becoming a Subsidiary of, such specified Person.

“Act” has the meaning set forth in Section 8.15.

“Additional Assets” means any property or assets (other than Indebtedness) used or useful in the television broadcast business, including all of the Capital Stock of an entity owning such property or assets.

“Additional Guarantee” has the meaning set forth in Section 5.02(e)(i).

“Additional Subsidiary Guarantor” means any Subsidiary of the Borrower, other than the Initial Subsidiary Guarantors,  that guarantees the Borrower’s obligations hereunder.

“Administrative Agent” means Wachovia Bank, National Association, in its capacity as Administrative Agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means (i) with respect to each Lender listed on the signature pages hereof, the administrative questionnaire in the form submitted to such Lender by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender on or before the Effective Date and (ii) with respect to each other Lender, the Assignment and Assumption Agreement for such Lender as an Assignee.

“Advance” means a Term Loan or a Revolving Advance, each of which may be a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be referred to as a “Type” of Advance).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agents” means the Administrative Agent, the Syndication Agents, the Documentation Agent, the Collateral Agent or any combination of the foregoing as the context may require, and “Agent” means any one of the foregoing.

“Agreement” means the Original Existing Credit Agreement, as amended and restated by this Fourth Amended and Restated Credit Agreement and as thereafter further amended or otherwise modified from time to time.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Asset Sale” means (i) any sale, lease, conveyance or other disposition by the Borrower or any Restricted Subsidiary of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower shall not be an “Asset Sale” but instead shall be governed by the provisions of Section 5.02(c)), or (ii) the issuance or sale of Capital Stock of any Restricted Subsidiary, in each case, whether in a single transaction or a series of related transactions, to any Person (other than to the Borrower or a Wholly-Owned Restricted Subsidiary) for Net Proceeds in excess of $1,000,000.

“Assignee” has the meaning specified in Section 8.07(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Assignee, and accepted by the Administrative Agent and consented to by the Borrower (if required), in substantially the form of Exhibit D.

“Banks” has the meaning specified in the preamble to this Agreement.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of  1/2 of 1% plus the Federal Funds Rate for such day.

“Base Rate Advance” means an Advance which bears interest as provided in Section 2.04(a).

“Base Rate Margin” means a rate per annum equal to the Base Rate plus 1.25%.

“Board of Directors” means the Borrower’s board of directors or any authorized committee of such board of directors.

“Board Resolution” means a copy of one or more resolutions, certified by the secretary or an assistant secretary of the Borrower to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, delivered to the Agents.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” means a Term Loan Borrowing or a Revolving Facility Borrowing made or Converted on the same day by the Lenders.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” of any Person means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease for property leased by such Person that would at such time be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Stock.

“Cash Equivalents” means (a) securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit, time deposits, overnight bank deposits, bankers’ acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition, (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Corporation or P-2 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments and having maturities of 270 days or less from the date of acquisition, and (d) money market accounts or funds with or issued by Qualified Issuers.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.  Sections 9601 et seq.), as amended from time to time, and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Collateral” means, collectively, the “Collateral” as defined in the Security Agreement, the “Trust Property” and “Mortgaged Property” described in the Mortgages and all other property and assets of the Borrower or any Subsidiary Guarantor to which any Collateral Document relates.

“Collateral Agent” means Wachovia Bank, National Association, in its capacity as the secured party, mortgagee, beneficiary or grantee under the various pledge and security agreements, mortgages and other Collateral Documents executed and delivered by the Borrower and its Subsidiaries in connection with this Agreement.

“Collateral Documents” means the Security Agreement, the Mortgages, including without limitation the agreements, documents and instruments listed on Schedule 1.01-1 and each other security agreement, pledge agreement or mortgage delivered to grant a security interest in any property as collateral for the Obligations, and all documents and instruments delivered in connection therewith.

“Commission” means the Securities and Exchange Commission.

“Commitment” means, with respect to any Lender, such Lender’s Term Loan Commitment or Revolving Facility Commitment, as the case may be.

“Communications Act” means the Communications Act of 1934, as amended from time to time, and the regulations promulgated thereunder.

 “Consolidated” refers to the consolidation of accounts of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles, including principles of consolidation.

“Consolidated Interest Expense” means, with respect to any period, the sum of (i) the interest expense of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (a) amortization of debt discount, (b) the net payments, if any, under interest rate contracts (including amortization of discounts), (c) the interest portion of any deferred payment obligation and (d) accrued interest, plus (ii) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Borrower during such period, and all capitalized interest of the Borrower and its Restricted Subsidiaries, in each case as determined on a consolidated basis in accordance with GAAP consistently applied.

“Consolidated Net Income” means, with respect to any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains but not losses (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of the Borrower and its Restricted

Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except to the extent of the amount of dividends or distributions actually paid to the Borrower or its Restricted Subsidiaries by such other Person during such period, (iii) net income (or loss) of any Person combined with the Borrower or any of its Restricted Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination, (iv) net gain but not losses (less all fees and expenses relating thereto) in respect of dispositions of assets (including, without limitation, pursuant to sale and leaseback transactions) other than in the ordinary course of business, or (v) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income to the Borrower is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Worth” means, with respect to any Person on any date, the equity of the common and preferred stockholders of such Person and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP consistently applied.

“Convert”, “Conversion” and “Converted” each refer to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.14 or 2.16.

“Credit Agreement” means this Fourth Amended and Restated Credit Agreement dated the date hereof.

“CTSI” means Community Television Service, Inc., a South Dakota corporation.

“Cumulative Consolidated Interest Expense” means, as of any date of determination, Consolidated Interest Expense from October 1, 1994 to the end of the Borrower’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

“Cumulative Operating Cash Flow” means, as of any date of determination, Operating Cash Flow from October 1, 1994 to the end of the Borrower’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

“Debt to Operating Cash Flow Ratio” means, with respect to any date of determination, the ratio of (i) the aggregate principal amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries as of such date on a consolidated basis, plus the aggregate liquidation preference or redemption amount of all Disqualified Stock of the Borrower and its Restricted Subsidiaries (excluding any such Disqualified Stock held by the Borrower or its Wholly Owned Restricted Subsidiaries), to (ii) Operating Cash Flow of the Borrower and its Restricted Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending on or immediately prior to such date, determined on a pro forma basis after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Borrower and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such four-quarter period); (iii) in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such four-quarter period; and (iv) any acquisition or disposition by the Borrower and its Restricted Subsidiaries of any Borrower or any business or any assets out of the ordinary course of business, or any related repayment of

Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition had been consummated on the first day of such four-quarter period.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Designated Lender” means, with respect to any Designating Lender, an SPC designated by it pursuant to Section 8.07(e) as a Designated Lender for purposes of this Agreement.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 8.07(e).

“Disclosed Litigation” has the meaning specified in Section 4.01(h).

“Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person’s assets.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a change of control of the Borrower in circumstances where Lenders would have similar rights), in whole or in part on or prior to the Maturity Date.

“Documentation Agent” means BNP Paribas, in its capacity as Documentation Agent for the Lenders hereunder, and its successors in such capacity.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name in the Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Effective Date” means the date of execution and delivery of this Agreement.

“Effective Date Assignment Agreement” means the Assignment Agreement, dated as of the date of this Agreement, the assignments under which have become effective on the Effective Date immediately prior to the execution hereof, among the Old Lenders, as Assignors, the Banks, as Assignees, the Borrower and the Administrative Agent.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal or transport of Hazardous Materials or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  References to sections or parts of ERISA as in effect on the date hereof include corresponding successor provisions after the date hereof.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a group of which the Borrower is a member or which is under common control with the Borrower within the meaning of Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.

“Eurodollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name in its Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Margin” means a rate per annum equal to 2.25%.

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.04(c).

“Eurodollar Reference Banks” means the principal London offices of Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Subordinated Notes” means the Borrower’s 8-3/4% Senior Subordinated Notes due 2014 and 10% Senior Subordinated Notes due 2011.

“Existing Subordinated Notes Indentures” means the indentures governing the Existing Subordinated Notes.

“FCC” means the Federal Communications Commission and any successor thereto.

“FCC License” means any license, permit, certificate of compliance, franchise, approval or authorization granted or issued by the FCC and owned or held by the Borrower or any of its Subsidiaries in order to conduct the broadcast operations of a television station.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day and so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Film Contracts” means contracts with suppliers that convey the right to broadcast specified films, videotape motion pictures, syndicated television programs or sports or other programming.

“Fiscal Quarter” means a fiscal quarter of the Borrower consisting of a calendar quarter ending on March 31, June 30, September 30 or December 31, as the case may be.

“Fiscal Year” means a fiscal year of the Borrower consisting of a calendar year ending on December 31.

“Fronting Fee” has the meaning specified in Section 2.05(d).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guaranty Agreement” means the Fourth Amended and Restated Guaranty Agreement, dated as of the date hereof, among the Borrower, each of the Subsidiary Guarantors and the Administrative Agent, substantially in the form of Exhibit B-5.

“Hazardous Materials” means (i) any “hazardous substance” as defined in CERCLA; (ii) asbestos; (iii) polychlorinated biphenyls; (iv) petroleum, its derivatives, by-products and other hydrocarbons; and (v) any other toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Increase Effective Date” has the meaning specified in Section 2.20(a).

“Increase Joinder” has the meaning specified in Section 2.20(c).

“Incremental Term Loan Commitment” has the meaning specified in Section 2.20(a).

“Incremental Term Loan Maturity Date” has the meaning specified in Section 2.20(c).

“Incremental Term Loans” has the meaning specified in Section 2.20(c).

“Indebtedness” means, with respect to any Person, without duplication, and whether or not contingent, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument, (ii) all Capital Lease Obligations of such Person, (iii) all obligations of such Person in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person, (iv) all Interest Rate Agreement Obligations of such Person, (v) all liabilities secured by any Lien on any property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof to the extent of the value of the property subject to such Lien, (vi) all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends thereon, and (vii) to the extent not otherwise included, any guarantee by such Person of any other Person’s indebtedness or other obligations described in clauses (i) through (vi) above.  “Indebtedness” of the Borrower and the Restricted Subsidiaries shall not include current trade payables incurred in the ordinary course of business and payable in accordance with customary practices, and non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business which are not more than 90 days past due.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Credit Agreement, and if such price is based upon, or measured by the fair market value of, such Disqualified Stock, such fair market value is to be determined in good faith by the board of directors of the issuer of such Disqualified Stock.

“Independent Director” means a director of the Borrower other than a director (i) who (apart from being a director of the Borrower or any Subsidiary) is an employee, associate or Affiliate of the Borrower or a Subsidiary or has held any such position during the previous five years, or (ii) who is a director, employee, associate or Affiliate of another party to the transaction in question.

“Independent Public Accountants” means Ernst & Young LLP or  another independent public accounting firm of nationally recognized standing reasonably acceptable to the Majority Lenders.

“Initial Guarantees” means the guarantees of the Borrower’s obligations hereunder by the Initial Subsidiary Guarantors.

“Initial Subsidiary Guarantors” means: (i) Young Broadcasting of Albany, Inc., a Delaware corporation, (ii) Young Broadcasting of Davenport, Inc., a Delaware corporation, (iii) Young Broadcasting of Green Bay, Inc., a Delaware corporation, (iv) Young Broadcasting of Knoxville, Inc., a Delaware corporation, (v) Young Broadcasting of Lansing, Inc., a Michigan corporation, (vi) Young Broadcasting of Los Angeles, Inc., a Delaware corporation, (vii) Young Broadcasting of Louisiana, Inc., a Delaware corporation, (viii) Young Broadcasting of Nashville, Inc., a Delaware corporation, (ix) Young Broadcasting of Nashville LLC, a Delaware limited liability company, (x) Young Broadcasting of Rapid City, Inc., a Delaware corporation, (xi) Young Broadcasting of Richmond, Inc., a Delaware corporation, (xii) Young Broadcasting of San Francisco, Inc., a Delaware corporation, (xiii) Young Broadcasting of Sioux Falls, Inc., a Delaware corporation, (xiv) Adam Young Inc., a Delaware corporation, (xv) Honey Bucket Films, Inc., a Delaware corporation, (xvi) Fidelity Television, Inc., a California corporation, (xvii) Winnebago Television Corporation, an Illinois corporation, (xviii) KLFY, L.P., a Delaware limited partnership, (xix) LAT, Inc., a Delaware corporation, (xx) WATE, G.P., a Delaware general partnership, (xxi) WKRN, G.P., a Delaware general partnership, (xxii) YBK, Inc. a Delaware corporation and (xxiii) YBT, Inc., a Delaware corporation.

“Insufficiency” means, with respect to any Plan, the amount, if any, by which the present value of the accrued benefits under such Plan, as determined using the actuarial assumptions then used for the purpose of determining the contributions to be made to such Plan, exceeds the fair market value of the assets of such Plan allocable to such benefits.

“Interest Period” means:   with respect to each Eurodollar Rate Advance, the period commencing on the date of such Borrowing and ending 1, 2, 3 or 6 months thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided that:

(a)                                  any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; and

(b)                                 any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Eurodollar Business Day of a calendar month.

“Interest Rate Agreements” shall mean any (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Interest Rate Agreement Obligations” means, with respect to any Person, the obligations of such Person under or with respect to Interest Rate Agreements.

 “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates of such Person) in the form of loans, Guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue” means create, issue, assume, guarantee, incur or otherwise become, directly or indirectly, liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by designation, merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.  For this definition, the terms “issuing, issuer, “issuance” and “issued” have meanings correlative to the foregoing.

“Issuing Bank” means Wachovia Bank, National Association and any of its affiliates, as the issuers of a Letter of Credit.

“KLFY Partnership” means KLFY, L.P., a Delaware limited partnership of which YB of Louisiana is the sole general partner and of which LAT is the sole limited partner and which is governed by the KLFY Partnership Agreement.

“KLFY Partnership Agreement” means the Agreement of Limited Partnership of KLFY, L.P.  dated as of December 29, 1989 by and among YB of Louisiana and LAT, as the same may be amended from time to time.

“LAT” means LAT, Inc., a Delaware corporation and wholly owned subsidiary of the Borrower.

“Lead Arrangers” means Wachovia Capital Markets, LLC, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Leaseholds” means all of the right, title and interest of the Borrower or any of its Subsidiaries in, to and under any leases, licenses or other agreements granting to the Borrower or any of its Subsidiaries, directly or indirectly, rights to enter, occupy or use any land, improvements and fixtures, including, without limitation, the “Mortgaged Leases” as described in certain of the Mortgages.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York, New York or Charlotte, North Carolina are not required to be open; provided, however, that, when used in connection with a rate determination, borrowing or payment in respect of a Eurodollar Rate Advance, the term “Legal Holiday” shall also include any day on which banks in London, England are not open for dealings in dollar deposits in the London interbank market.

“Lender Share” means, with respect to any Lender, the aggregate outstanding amount of such Lender’s outstanding Term Loans, Term Loan Commitments and Revolving Facility Commitments (or, if the Revolving Facility Commitments shall have been terminated, the aggregate outstanding amount of such Lender’s Revolving Advances and Letter of Credit Obligations).

“Lenders” means the Banks listed on the signature pages hereof and each Assignee that shall become a party hereto pursuant to Section 8.07.

“Letter of Credit Fee” has the meaning specified in Section 2.05(d).

“Letter of Credit Obligations” means, for any Lender and at any time, the sum of (x) the amounts then owing to such Lender (including in its capacity as the Issuing Bank) under Section 2.12 to reimburse it in respect of amounts drawn under Letters of Credit and (y) such Lender’s ratable participation in the aggregate amount then available for drawing under all Letters of Credit, calculated in accordance with Section 2.12.

“Letters of Credit” has the meaning specified in Section 2.09(a).

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan Documents” means this Agreement, the Notes, the Guaranty Agreement, the Collateral Documents and all agreements, documents and instruments executed and delivered in connection with any Letter of Credit, in each case as the same may hereafter be amended or otherwise modified from time to time.

“Loan Party” means each of the Borrower and each Subsidiary Guarantor.

“Majority Lenders” means Lenders under this Agreement having at least 51% of the aggregate amount of Lender Shares for all Lenders under this Agreement.

“Material Financial Obligations” means a principal or face amount of Indebtedness and/or payment obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $1,000,000.

“Maturity Date” means the latest to occur of the Term Loan Maturity Date, the Revolving Facility Termination Date, any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans and the date when all Term Loan Borrowings, Revolving Advances and Letter of Credit Obligations shall have terminated or been repaid in full.

“Moody’s” means Moody’s Investors Service Inc.

“Mortgages” means the mortgages and deeds of trust listed on Schedule 1.01-1 and any other mortgages, deeds of trust or similar instruments in substantially the form of Exhibit C-1 hereto for a mortgage and Exhibit C-2 hereto for a deed of trust executed from time to time pursuant hereto, as the same may be amended or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, including for these purposes any Person that ceased to be an ERISA Affiliate during such five year period.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate, and at least one employer other than the Borrower or an ERISA Affiliate, are making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan, including for these purposes any Person that ceased to be an ERISA Affiliate during such five year period.

“NAIC” means the National Association of Insurance Commissioners.

“Net Proceeds” means, with respect to any Asset Sale by any Person, the aggregate cash proceeds received by such Person and/or its Affiliates in respect of such Asset Sale, which amount is equal to the excess, if any, of (i) the cash received by such Person and/or its Affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, over (ii) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is required to be repaid by such Person in connection with such Asset Sale, plus (b) all fees, commissions and other expenses incurred by such Person in connection with such Asset Sale, plus (c) provision for taxes, including income taxes, attributable to the Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, plus (d) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent) attributable to seller’s indemnities to purchaser in respect of such Asset Sale undertaken by the Borrower or any of its Restricted Subsidiaries in connection with such Asset Sale plus (e) if such Person is a Restricted Subsidiary, any dividends or distributions payable to holders of minority interests in such Restricted Subsidiary from the proceeds of such Asset Sale.

“Notes” means the Term Loan Notes and the Revolving Notes.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Interest Rate Election” has the meaning specified in Section 2.14.

“Obligations” means (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“Officer” means, with respect to any Person, the Chairman, the President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by an Officer of the Borrower.

“Old Lenders” means the Lenders and Agents under the Original Existing Credit Agreement as in effect immediately before the effectiveness of the Effective Date Assignment Agreement.

“Operating Cash Flow” means, with respect to any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period, plus (i) extraordinary net losses and net losses realized on any sale of assets during such period, to the extent such losses were deducted in computing Consolidated Net Income, plus (ii) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, and any provision for taxes utilized in computing the net losses under clause (i) hereof, plus (iii) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such period, plus (iv) depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income (including amortization of goodwill and other intangibles, including Film Contracts and write-downs of Film Contracts), minus (v) any cash payments contractually required to be made with respect to Film Contracts (to the extent not previously included in computing such Consolidated Net Income).

“Opinion of Counsel” means a written opinion in form and substance satisfactory to, and from legal counsel acceptable to, the Administrative Agent (such counsel may be an employee of or counsel to the Borrower or the Administrative Agent).

“Other Indebtedness” has the meaning set forth in Section 5.02(e)(i).

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning specified in Section 8.07(b).

“Payment Date” means the last day of each March, June, September and December (or, if such day is not a Domestic Business Day, the next succeeding Domestic Business Day), commencing with the first such date occurring after the Effective Date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” means an acquisition by any one or more wholly-owned Subsidiaries of the Borrower of any one or more television stations or of any one or more businesses incidental to the ownership and operation of television stations (which shall include any television representation business), or an acquisition by the Borrower or any one or more wholly-owned Subsidiaries of the Borrower of all of the capital stock of a corporation principally engaged in owning one or more television stations or one or more businesses incidental to the ownership and operation of such television stations; provided that:

(a)                                  at the time of such acquisition, no Default is then continuing or would result therefrom; and

(b)                                 at the time of such acquisition, the stock of any new Subsidiaries of the Borrower acquired or created in connection therewith or resulting therefrom shall be pledged to the Administrative Agent for its benefit and the benefit of the Lenders, each of such new Subsidiaries shall become a Subsidiary Guarantor hereunder and each of such new Subsidiaries shall grant liens and security interests in all of its assets to the Administrative Agent for its benefit and the benefit of the Secured Parties, all as more fully set forth in Section 3.05.

“Permitted Acquisition Deposit” means a deposit made by the Borrower or any of its Subsidiaries pursuant to any purchase agreement to which it is or is to be a party in connection with an acquisition that it proposes to make as a Permitted Acquisition; provided that at the time of the making of such deposit, no Default is then continuing or would result therefrom.

“Permitted Acquisition Mortgage” has the meaning specified in Section 3.03(e)(5).

“Permitted Holders” means (i) any of Adam Young and Vincent Young; (ii) the spouse, ancestors, siblings, descendants (including children or grandchildren by adoption) of any such siblings or the spouse of any of the Persons described in clause (i); (iii) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower; (iv) any trusts created for the benefit of the Persons described in clause (i), (ii) or (iii) or any trust for the benefit of any such trust; or (v) any Person controlled by any of the Persons described in clause (i), (ii), (iii), or (iv).  For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Permitted Indebtedness” has the meaning set forth in Section 5.02(b)(ii).

“Permitted Investments” means (i) any Investment in the Borrower or any Wholly Owned Restricted Subsidiary; (ii) any Investments in Cash Equivalents; (iii) any Investment in a Person (an “Acquired Person”) if, as a result of such Investment, (a) the Acquired Person becomes a Wholly Owned Restricted Subsidiary of the Borrower, or (b) the Acquired Person either (1) is merged, consolidated or amalgamated with or into the Borrower or one of its Wholly Owned Restricted Subsidiaries and the Borrower or such Wholly Owned Restricted Subsidiary is the Surviving Person, or (2) transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or one of its Wholly Owned Restricted Subsidiaries; (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) any securities received in connection with an Asset Sale that complies with Section 5.02(d); (vi) Interest Rate Agreement Obligations permitted pursuant to Section 5.02(b)(ii); (vii) any

Guarantee issued by any Subsidiary of the Borrower in respect of Indebtedness under the Credit Agreement and any Subsidiary Guarantee; and (viii) any other Investments that do not exceed $15,000,000 in amount in the aggregate at any one time outstanding.

“Permitted Liens” means (i) Liens on assets or property of the Borrower or any Restricted Subsidiary that secure Indebtedness of the Borrower or any Restricted Subsidiary under this Credit Agreement; (ii) Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Borrower or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of such Person; (iii) Liens on property acquired by the Borrower or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property; (iv) Liens arising from Capital Lease Obligations permitted hereunder; (v) Liens arising from Purchase Money Indebtedness permitted hereunder; (vi) Liens in respect of Interest Rate Agreement Obligations permitted hereunder; (vii) Liens in favor of the Borrower or any Restricted Subsidiary; (viii) Liens incurred, or pledges and deposits in connection with, workers’ compensation, unemployment insurance and other social security benefits, and leases, appeal bonds and other obligations of like nature incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and in each case provided that a reserve of other appropriate provision, if any, as is required by GAAP shall have been made therefor; (ix) Liens imposed by law, including, without limitation, mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and in each case provided that a reserve of other appropriate provision, if any, as is required by GAAP shall have been made therefor; (x) Liens for ad valorem, income or property taxes or assessments and similar charges which either are not delinquent or are being contested in good faith by appropriate proceedings for which the Borrower has set aside on its books reserves to the extent required by GAAP and (xi) Liens identified as “Prior Liens” on the relevant schedule to each Mortgage.

“Permitted Payments” has the meaning set forth in Section 5.02(f)(ii).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan, other than a Multiemployer Plan, (i) which is maintained for employees of the Borrower or any ERISA Affiliate and subject to Title IV of ERISA or (ii) which could subject the Borrower or any ERISA Affiliate to liability under Section 4069 of ERISA in the event that such plan has been or was to be terminated.

“Pledged Instruments” means all Instruments as defined in the Security Agreement.

“Pledged Securities” has the meaning specified in the Security Agreement.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Prime Rate” means the rate of interest publicly announced by Wachovia in New York City from time to time as its Prime Rate.

“Pro Forma Basis” means, at any time, a pro forma basis as agreed among the Borrower and the Lead Arrangers at such time.

“Programming Liabilities” means, as to any Person, all obligations of such Person under contracts for the acquisition of broadcast rights to television programs and films, as determined in accordance with generally accepted accounting principles.

“Purchase Money Indebtedness” means Indebtedness of the Borrower and its Restricted Subsidiaries incurred in connection with the purchase of property or assets for the business of the Borrower and its Restricted Subsidiaries.

“Quad Cities Joint Venture” means PCI/RIBCO, the joint venture formed pursuant to the Joint Venture Agreement dated as of September 30, 1981, between YB of Davenport, as successor to Palmer Communications Incorporated, and Coronet Communications Company, as successor to Rock Island Broadcasting Co.

“Qualified Issuer” means (A) any lender that is a party to this Credit Agreement; and (B) any commercial bank (i) which has capital and surplus in excess of $100,000,000, and (ii) the outstanding short-term debt securities of which are rated at least A 2 by Standard & Poor’s Corporation or at least P-2 by Moody’s Investors Service, Inc., or carry an equivalent rating by nationally recognized rating agency if both the two named rating agencies cease publishing ratings of investments.

“Real Property” means all of the Borrower’s and its Subsidiaries’ right, title and interest (including Leaseholds) in and to land, improvements and fixtures, including, without limitation, the “Property” or “Land” described in each of the Mortgages.

“Refinancing” has the meaning set forth in the recitals hereto.

“Refinancing Indebtedness” has the meaning set forth in Section 5.02(b)(ii)(H).

“Register” has the meaning specified in Section 8.07(f).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means any documents or instruments governing Subordinated Indebtedness or Senior Debt and, in each case, all amendments thereto.

“Request for Issuance” has the meaning specified in Section 2.09(b).

“Required Filing Dates” has the meaning set forth in Section 5.01(j).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means (i) any dividend or other distribution declared or paid on any Capital Stock of the Borrower or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Borrower or such Restricted Subsidiary or dividends or distributions payable to the Borrower or any Wholly Owned Restricted

Subsidiary); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower or any Restricted Subsidiary or other Affiliate of the Borrower (other than any Capital Stock owned by the Borrower or any Wholly Owned Restricted Subsidiary); (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Obligations other than (A) any payment to purchase, redeem, defease or otherwise acquire or retire the Existing Subordinated Notes in accordance with the Existing Subordinated Notes Indentures in connection with an excess asset sale proceeds offer after complying with Section 5.02(d) and (B) a purchase, redemption, defeasance or other acquisition or retirement for value that is paid for with the proceeds of Refinancing Indebtedness that is permitted under Section 5.02(b)(ii)(H); or (iv) any Restricted Investment.

“Restricted Subsidiary” means each direct or indirect Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Advance” has the meaning specified in Section 2.01(b).

“Revolving Facility Borrowing” means a borrowing consisting of Revolving Advances made or Converted on the same day by the Lenders having Revolving Facility Commitments.

“Revolving Facility Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Appendix I hereto under the caption “Revolving Facility Commitment,” in each case as such amount may be reduced or terminated pursuant to Section 2.06, 2.07, 2.08(a) or 6.01; provided that if at any time a Lender shall have entered into one or more Assignment and Assumption Agreements, such Lender’s Revolving Facility Commitment thereafter shall be the amount set forth for such Lender as its Revolving Facility Commitment in the Register maintained by the Administrative Agent pursuant to Section 8.07(f), as such amount may be reduced or terminated pursuant to Section 2.06, 2.07, 2.08(a) or 6.01.

“Revolving Facility Percentage” means, with respect to each Lender at any time, the percentage that its Revolving Facility Commitment represents of the aggregate amount of the Revolving Facility Commitments of all Lenders at such time.

“Revolving Facility Period” means the period from the Effective Date to but not including the Revolving Facility Termination Date.

“Revolving Facility Termination Date” means the earliest of (i) May 3, 2010 and (ii) the date of termination in whole of the Revolving Facility Commitments pursuant to Section 2.07 or 6.01.

“Revolving Lender” means a Lender with a Revolving Commitment.

“Revolving Note” means a promissory note issued by the Borrower payable to the order of a Lender, in substantially the form of Exhibit A-1, evidencing the indebtedness of the Borrower to such Lender in respect of the Revolving Advances made by such Lender.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each hedging agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each party to a hedging agreement if at the date of entering into such hedging agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 8.04, and shall include, without limitation, the Affiliate of a Lender party to the hedging agreement identified on Schedule 1.01-2 hereto provided such Affiliate of a Lender delivers a letter to the effect of clauses (i) and (ii) above.

“Security Agreement” means the Security Agreement dated as the date hereof among the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same has been or may be amended or otherwise modified from time to time.

“Senior Debt” means, as of any date, the aggregate unpaid principal amount on such date of all Debt of the Borrower and its Subsidiaries other than the Subordinated Indebtedness.

“Solvency Certificate” has the meaning specified in Section 3.02(i)(7).

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of its liabilities (including, without limitation, liabilities on all claims, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured) of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in each respective industry in which such person is engaged.

“SPC” means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or a Subsidiary Guarantor that is subordinated or junior in right of payment to the Obligations or the Subsidiary Guarantees, as the case may be.

“Subsidiary” of any Person means (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries, or by one or more other Subsidiaries and (ii) any partnership, joint venture, limited liability company or similar entity of which the Borrower or any Subsidiary is, directly or indirectly, a general partner or of which the Borrower or any Subsidiary has the right, directly or indirectly, by law, contract or otherwise, to control or to manage the business and affairs, including without limitation the KLFY Partnership, the WKRN Partnership and the WATE Partnership; provided that no Tower Affiliate shall be deemed to be a Subsidiary of the Borrower or of any of its Subsidiaries.

“Subsidiary Guarantees” means the Initial Guarantees and any Additional Guarantees.

“Subsidiary Guarantors” means the Initial Subsidiary Guarantors and any Additional Subsidiary Guarantors.

“Surviving Person” means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

“Syndication Agents” means Lehman Commercial Paper Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their respective capacities as Syndication Agents for the Lenders hereunder, and their respective successors in such capacities.

“Television Stations” means the television stations presently known as WKRN-TV, Nashville, Tennessee, WTEN-TV, Albany, New York, WLNS-TV, Lansing, Michigan, KLFY-TV, Lafayette, Louisiana, WRIC-TV, Richmond, Virginia, WATE-TV, Knoxville, Tennessee, WBAY-TV, Green Bay, Wisconsin, KWQC-TV, Davenport, Iowa, KELO-TV, Sioux Falls, South Dakota, KRON-TV, San Francisco, California, and the satellite stations presently known as WCDC-TV, Adams, Massachusetts, KCLO-TV, Rapid City, South Dakota, KDLO-TV, Florence, South Dakota and KPLO-TV, Reliance, South Dakota.

“Tender Offer” has the meaning set forth in the recitals hereto.

“Term Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” shall mean the term loans made by the Term Lenders to the Borrower pursuant to Section 2.01(a) or pursuant to an Increase Joinder.

“Term Loan Borrowing” means a borrowing consisting of Term Loans made or Converted on the same day by the Lenders having Term Loan Commitments.

“Term Loan Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Appendix I hereto under the caption “Term Loan Commitment.”

“Term Loan Maturity Date” means November 3, 2012.

“Term Loan Note” means a promissory note issued by the Borrower payable to the order of a Lender, in substantially the form of Exhibit A-2, evidencing the indebtedness of the Borrower to such Lender in respect of the Term Loan made by such Lender.

“Term Loan Percentage” means, with respect to each Lender at any time, the percentage that its Term Loans represents of the aggregate amount of the Term Loans of all Lenders at such time.

“Termination Event” means (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” as to which the 30-day notice requirement has been waived by the PBGC), or an event described in Section 4068(a) of ERISA, or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (iii) providing notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 or ERISA, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Tower Affiliate” means (i) the Quad Cities Joint Venture, (ii) CTSI and (iii) any other Person (A) of which the Borrower or any Subsidiary Guarantor owns or shall acquire an ownership interest and (B) of which the sole activity is the ownership and operation of a transmission tower or towers.

“Transactions” means the Tender Offer and Refinancing, the execution, delivery and performance of the Loan Documents and the initial borrowings thereunder and the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

“2001 Senior Note Documents” means the 2001 Senior Notes and the Indenture dated as of December 7, 2001, as supplemented, among the Borrower, as issuer, each of the Subsidiaries of the Borrower named therein as the Initial Subsidiary Guarantors, as guarantors thereunder, and First Union National Bank, as trustee.

“2001 Senior Notes” means the Borrower’s 8 1/2% Senior Notes due 2008.

“2001 Subordinated Note Documents” means the 2001 Subordinated Notes and the Indenture dated as of March 1, 2001, as supplemented, among the Borrower, as issuer, each of the Subsidiaries of the Borrower named therein as the Initial Subsidiary Guarantors, as guarantors thereunder, and First Union National Bank, as trustee.

“2001 Subordinated Notes” means the Borrower’s 10% Senior Subordinated Notes due 2011.

“Type” has the meaning specified in the definition of the term “Advance” contained in this Article 1.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as an Unrestricted Subsidiary by the Board of Directors of the Borrower; provided that (i) if such Subsidiary is formed or created by the Borrower, such Subsidiary (a) is designated as an Unrestricted Subsidiary prior to such formation or creation, (b) has total assets at the time of such formation or creation with a fair market value not exceeding $1,000, and (c) does not own any Capital Stock of the Borrower or any Restricted Subsidiary, (ii) if such Subsidiary is acquired by the Borrower, such Subsidiary is designated as an Unrestricted Subsidiary prior to the consummation of such acquisition, (iii) no portion of any Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (a) is guaranteed by, or is otherwise the subject of credit support provided by the Borrower or any of its Restricted Subsidiaries (b) is recourse to or obligates the Borrower or any of its Restricted Subsidiaries in any way, or (c) subjects any property or asset of the Borrower or any of its Restricted Subsidiaries directly or indirectly, contingently or otherwise, to the satisfaction of such Indebtedness or other obligation, (iv) neither the Borrower nor any of its Restricted Subsidiaries has any contract, agreement, arrangement or understanding with such Subsidiary other than on terms as favorable to the Borrower or such Restricted Subsidiary as those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and (v) neither the Borrower nor any of its Restricted Subsidiaries has any obligation (a) to subscribe for additional shares of Capital Stock of such Subsidiary, or (b) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results.  Any such designation by the Borrower’s Board of Directors shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Borrower’s Board of Directors giving effect to such designation and a certificate stating that such designation complies with the foregoing conditions.  Notwithstanding the foregoing or any other provision of this Credit Agreement to the contrary, no assets of the Television Stations may be held at any time by any Unrestricted Subsidiary, other than assets transferred to Unrestricted Subsidiaries that in the aggregate are not material to such broadcasting operations.  In the event of any Disposition involving the Borrower in which the Borrower is not the Surviving Person, the Board of Directors of the Surviving Person may (x) prior to such Disposition, designate any of its Subsidiaries, and any of the Borrower’s Subsidiaries being acquired pursuant to such Disposition that are not Restricted Subsidiaries, as Unrestricted Subsidiaries, and (y) after such Disposition, designate any of its direct or indirect Subsidiaries as an Unrestricted Subsidiary under the same conditions and in the same manner as the Borrower under the terms of this Credit Agreement.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“WATE Partnership” means WATE, G.P., a Delaware general partnership of which YB of Knoxville and YBK are the sole general partners and which is governed by the WATE Partnership Agreement.

“WATE Partnership Agreement” means the Agreement of Partnership of WATE, G.P.  dated as of November 10, 1994 between YB of Knoxville and YBK, as the same may be amended from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, with (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary with respect to which all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Borrower or a Surviving Person of any Disposition involving the Borrower, as the case may be.

“Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

“WKRN Partnership” means WKRN, G.P., a Delaware general partnership of which YB of Nashville and YBT are the sole general partners and which is governed by the WKRN Partnership Agreement.

“WKRN Partnership Agreement” means the Agreement of Partnership of WKRN, G.P.  dated as of December 29, 1989 by and among YB of Nashville and YBT, as the same may be amended from time to time.

“YB of Davenport” means Young Broadcasting of Davenport, Inc., a Delaware corporation.

“YB of Knoxville” means Young Broadcasting of Knoxville, Inc., a Delaware corporation.

“YB of Louisiana” means Young Broadcasting of Louisiana, Inc., a Delaware corporation.

“YB of Nashville, Inc.” means Young Broadcasting of Nashville, Inc., a Delaware corporation.

“YB of Nashville LLC” means Young Broadcasting of Nashville, LLC, a Delaware limited liability company.

“YBK” means YBK, Inc., a Delaware corporation and wholly owned subsidiary of the Borrower.

“YBT” means YBT, Inc., a Delaware corporation and wholly owned subsidiary of the Borrower.

SECTION 1.02                    Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03                    Accounting Terms.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder, shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Independent Public Accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if there is a change in generally accepted accounting principles at any time and the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 (or the definition of any term used therein) to eliminate the effect of such change on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Majority Lenders wish to amend Article 1 or 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Majority Lenders.

SECTION 1.04                    Effect on Original Existing Credit Agreement and Other Loan Documents.  Upon the execution and delivery by the parties hereto of this Agreement, (i) this Agreement shall amend, restate, replace and supersede the Original Existing Credit Agreement, (ii) all Obligations under the Original Existing Credit Agreement and the other Loan Documents (other than the original collateral documents which are superceded by the Collateral Documents as defined herein) shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement, it being agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Original Existing Credit Agreement or any other Loan Document (other than the original collateral documents which are superceded by the Collateral Documents as defined herein) except as expressly modified by the Agreement, nor does it operate as a waiver of any right, power or remedy of any Lender under any Loan Document (other than the Original Existing Credit Agreement and other than the original collateral documents which are superceded by the Collateral Documents as defined herein) and (iii) all references to the Original Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

ARTICLE 2

AMOUNTS AND TERMS OF COMMITMENTS AND ADVANCES

SECTION 2.01                    The Commitments and Advances.

(a)                                  Term Loans.  Each Term Lender severally agrees to lend to Borrower on the Effective Date in accordance with this Section 2.01(a), an amount not exceeding its Term Loan Commitment, to be used for the purposes described in this Section 2.01(a) and in Section 2.19.  The Borrower may make one borrowing of Term Loans on the Effective Date in an amount not to exceed the Term Loan Commitments on such date.  Any remaining unutilized amount of the Term Loan Commitments shall thereafter cease to be available.  Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.

(b)                                 The Revolving Advances.  Each Lender severally agrees, on the terms and conditions set forth herein, to make one or more advances (each such advance, a “Revolving Advance”) to the Borrower from time to time during the Revolving Facility Period pursuant to this Section 2.01(b); provided that immediately after each Revolving Advance, the sum of the aggregate outstanding principal amount of all Revolving Advances for such Lender and all Letter of Credit Obligations for such Lender does not exceed at any time such Lender’s Revolving Facility Commitment.  Each Revolving Facility Borrowing shall be in an aggregate amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof and shall consist of Revolving Advances of the same Type made or Converted on the same day by the Lenders ratably according to their respective Revolving Facility Commitments.  Within the foregoing limits, the Borrower may borrow under this Section 2.01(b), and repay or, to the extent permitted by Section 2.08, prepay Revolving Advances and reborrow under this Section 2.01(b) at any time until the end of the Revolving Facility Period.

SECTION 2.02                    Method of Borrowing.

(a)                                  The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”), in substantially the form of Exhibit F, of (i) each Borrowing to be made on the Effective Date no later than the Domestic Business Day prior to the Effective Date and (ii) each Borrowing thereafter not later than 10:00 A.M.  (New York City time) on the third Eurodollar Business Day before each Eurodollar Rate Advance and the Domestic Business Day before each Base Rate Advance, specifying:

(1)                                  the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Advance or a Eurodollar Business Day in the case of a Eurodollar Rate Advance,

(2)                                  the aggregate amount of such Borrowing, and

(3)                                  in the case of a Eurodollar Rate Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b)                                 Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing, if any, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(c)                                  Not later than Noon (New York City time) on the date of each Borrowing, each Lender with a Revolving Facility Commitment shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 8.02.  Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(d)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (c) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.04 and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance included in such Borrowing for purposes of this Agreement.  Nothing herein shall affect any rights that the Borrower may have against such defaulting Lender.

(e)                                  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)                                    Unless consented to by the Lead Arrangers in their sole discretion, no Eurodollar Rate Advances may be elected on the Effective Date or prior to the date 10 days thereafter (or, if earlier, the completion of the primary syndication of the Commitments and Advances hereunder as determined by the Lead Arrangers.

SECTION 2.03                    Notes.

(a)                                  The Term Loan Borrowings and Revolving Advances of each Lender shall be evidenced by a Term Loan Note or Revolving Note payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Term Loans or Revolving Advances.

(b)                                 Upon receipt of each Lender’s Notes from the Borrower pursuant to Section 3.02, the Administrative Agent shall mail such Notes to such Lender.  Each Lender shall record the date, amount and maturity of each Advance made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Advance then outstanding; provided that the failure of any Lender to make any such recordation or endorsement, or any error in such recordation or endorsement, shall not affect the obligations of the Borrower hereunder or under the Notes.  Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

SECTION 2.04                    Interest Rates.

(a)                                  Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made until it becomes due, at a rate per annum equal to the sum of (i) the applicable Base Rate Margin plus (ii) the Base Rate for such day.  Except as provided in Section 2.04(f), such interest shall be payable in arrears on each Payment Date and, with respect to the principal amount of any Base Rate Advance converted to a Eurodollar Rate Advance, on the date when such Base Rate Advance is so converted.

(b)                                 Each Eurodollar Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and after the Effective Date during the Interest Period applicable thereto, at a rate per annum equal to the sum of (i) the applicable Eurodollar Margin plus (ii) the applicable Adjusted London Interbank Offered Rate.  Except as otherwise provided in Section 2.04(e), such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “Adjusted London Interbank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Eurodollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Eurodollar Reference Banks in the London interbank market at approximately 11:00 A.M.  (London time) two Eurodollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Rate Advance of such Eurodollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

“Eurodollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).  The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

(c)                                  The Administrative Agent shall determine each interest rate applicable to the Advances hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(d)                                 Each Eurodollar Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated hereby.  If any Eurodollar Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Eurodollar Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 2.15 shall apply.

(e)                                  Any overdue interest on any Advance shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the rate of interest borne by such Advance for such day.

(f)                                    During an Event of Default set forth in Section 6.01(a) or (f), all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to 2% plus the rate otherwise applicable to such Advance as provided in the preceding paragraphs of this Section 2.04.

SECTION 2.05                    Fees.

(a)                                  Financing Fees.  On the Effective Date the Borrower shall pay as previously agreed among them, (x) to the Administrative Agent, for the account of the Lead Arrangers, financing fees in the amounts previously agreed among the Borrower and the Lead Arrangers, (y) to the Administrative Agent, for the account of the Lead Arrangers, all other accrued fees and expenses of the Administrative Agent, the Syndication Agents, the Lead Arrangers and the Lenders and (z) to Cahill Gordon & Reindel LLP, for its own account all reasonable fees and expenses of Cahill Gordon & Reindel LLP in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and the consummation of the transactions contemplated hereby and thereby, in each case for which the Borrower has received a statement at least five Business Days before the Effective Date.   In addition, thereafter the Borrower shall pay all additional reasonable fees and expenses of Cahill Gordon & Reindel LLP in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and the consummation of the transactions contemplated hereby and thereby, within five days of receipt of a statement therefor.

(b)                                 Administrative and Underwriting Fees.  The Borrower shall pay the fees set forth in the Commitment Letter dated as of April 8, 2005 between the Borrower and the Lead Arrangers at the times and as set forth therein.

(c)                                  Commitment Fees.  The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in proportion to their respective Revolving Facility Commitments on each day, a commitment fee for each day on the amount by which the aggregate amount of the Revolving Facility Commitments exceeds the sum of the aggregate outstanding principal amount of the Revolving Advances and the aggregate amount of Letter of Credit Obligations on such day, at the rate of 0.50% per annum.  Such commitment fee shall accrue from the Effective Date to but not including the Revolving Facility Termination Date and shall be payable quarterly in arrears on each Payment Date.

(d)                                 Letter of Credit Fees.  The Borrower shall pay (i) to the Administrative Agent, for the account of the Lenders with Revolving Facility Commitments, a per annum Letter of Credit fee equal to the Eurodollar Margin, in effect from time to time (the “Letter of Credit Fee”) and (ii) to the Issuing Bank, for such bank’s own account a fee of 0.25% per annum (the “Fronting Fee”).  The Letter of Credit Fee and the Fronting Fee shall be calculated on the amount available for drawing under any Letter of Credit from time to time and shall be payable in arrears on each Payment Date and on the Revolving Facility Termination Date for so long as any Letter of Credit is outstanding.  The Borrower shall also pay to the Issuing Bank issuance, payment, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Bank.

SECTION 2.06                    Optional Termination or Reduction of Commitments.  The Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Revolving Facility Commitments if no Revolving Advances or Letter of Credit Obligations are outstanding at such time or (ii) ratably reduce from time to time, by an aggregate amount of $500,000 or any larger multiple of $100,000, the aggregate amount of the Revolving Facility Commitments in excess of the aggregate outstanding principal amount of the Revolving Advances and Letter of Credit Obligations.

SECTION 2.07                    Mandatory Termination of Commitments and Repayment of Advances; Offers to Repay.

(a)                                  The Term Loan Commitments shall expire at 5:00 pm on the Effective Date.

(b)                                 The Revolving Facility Commitments shall terminate on the Revolving Facility Termination Date, and any Revolving Facility Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

(c)                                  In the event that the aggregate amount of the Revolving Facility Commitments is reduced to an amount less than the aggregate amount of Letter of Credit Obligations at such time in respect of all Letters of Credit, the Borrower hereby agrees that it shall forthwith, without any demand or taking of any other action by the Majority Lenders or the Administrative Agent, pay to the Administrative Agent an amount in immediately available funds equal to the difference to be held as security for the Letter of Credit Obligations for the benefit of all Lenders pursuant to arrangements satisfactory to the Agent and the Lenders.

(d)                                 (i)  Within 360 days after any Asset Sale, the Borrower may elect to apply the Net Proceeds from such Asset Sale to make an investment in, or acquire assets directly related to, the television broadcasting business, which investments or acquired assets shall be pledged to the Collateral Agent for its benefit and for the benefit of the other Secured Parties in accordance with the Security Agreement.  Pending the final application of any such Net Proceeds, the Borrower may temporarily reduce Revolving Advances.  Any Net Proceeds from an Asset Sale not applied or invested as provided in the first sentence of this paragraph within 360 days of such Asset Sale will be deemed to constitute “Excess Proceeds.”

(ii)                                  As soon as practical, but in no event later than 10 Business Days after any date (an “Asset Sale Offer Trigger Date”) that the aggregate amount of Excess Proceeds exceeds $5,000,000, the Borrower shall offer to repay the maximum principal amount of Advances and other Indebtedness of the Borrower that ranks pari passu in right of payment with the Advances (to the extent required by the instrument governing such other Indebtedness) that may be repaid out of the Excess Proceeds (an “Asset Sale Offer”).  Any Advances and other Indebtedness to be repaid pursuant to an Asset Sale Offer shall be used to repay the Loans in accordance with Section 2.07(g).  To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, the Borrower may use the remaining amount for general corporate purposes, including for the redemption, repurchase, retirement or other acquisition of the Existing Subordinated Notes in accordance with the Existing Subordinated Notes Indentures.

(e)                                  The Borrower shall make quarterly principal payments on the Term Loans in an amount equal to 0.25% of the initial aggregate amount of Term Loans borrowed after giving effect to both drawings (if more than one) under Section 2.01(a), payable on the last Business Day of each quarter, commencing on September 30, 2005.  Any remaining amount of Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date, and the final installment payable by Borrower in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Term Loans.

(f)                                    If the Borrower or any of its Subsidiaries receive proceeds from insurance or condemnation recoveries, 100% of the net proceeds thereof shall be applied immediately after receipt thereof toward the prepayment of the Loans in accordance with Section 2.07(g) below;  provided that (x) such net proceeds shall not be required to be so applied to the extent that the Borrower has delivered an Officers’ Certificate to the Administrative Agent promptly following the receipt of such net proceeds stating that such proceeds shall be used to (1) repair, replace or restore any property in respect of which such net proceeds were paid or (2) fund the substitution of other property used or usable in the business of the Borrower or the Subsidiaries, in each case within 360 days following the date of the receipt of such net proceeds and (y) if all or any portion of such net proceeds not required to be applied to the prepayment of the Loans pursuant to clause (x) are not so used  (or committed pursuant to a binding contract to be used) within 360 days after the date of the receipt, such remaining portion shall be applied immediately to the prepayment of the Loans in accordance with Section 2.07(g); provided, further, that any replacement property or assets purchased with the net proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with the Security Agreement.

(g)                                 Any prepayments of Loans pursuant to this Section 2.07 shall be made: first, to prepay Term Loans (applied to the remaining scheduled installments of principal of the Term Loans in the inverse order of maturity); second, to prepay outstanding reimbursement obligations with respect to Letters of Credit, and third to prepay the Revolving Loans to the full extent thereof (without reduction of Commitments).

SECTION 2.08                    Optional Prepayments.

(a)                                  Optional Prepayments.  The Borrower may, upon notice to the Administrative Agent in accordance with Section 2.08(b), (i) prepay any Term Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount or (ii) prepay any Revolving Advance in whole at any time, or from time to time in part, in amounts aggregating $100,000 or any larger multiple thereof, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and all amounts then owing under Section 2.12 in respect of such prepayment.  Each such optional prepayment in respect of Term Loans shall be applied to prepay ratably the Term Loans of the several Term Loan Lenders and each such optional prepayment in respect of Revolving Advances shall be applied to prepay ratably the Revolving Advances of the several Revolving Lenders.

(b)                                 Notice of Prepayment.  In the case of any optional prepayment pursuant to this Section 2.08, the Borrower shall give the Administrative Agent prior notice, of one Domestic Business Day in the case of the prepayment of Base Rate Advances and of three Domestic Business Days in the case of the prepayment of Eurodollar Rate Advances, stating the proposed date and aggregate principal amount of such prepayment.  Upon receipt of a notice of prepayment pursuant to this Section 2.08, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

SECTION 2.09                    Letters of Credit.

(a)                                  Subject to the terms and conditions hereof, the Issuing Bank agrees to issue trade or standby letters of credit hereunder from time to time before the 30th day before the Revolving Facility Termination Date upon the request of the Borrower (the “Letters of Credit”); provided that, immediately after each Letter of Credit is issued, (i) the aggregate amount of the Letter of Credit Obligations shall not exceed the lesser of $5,000,000 and the aggregate amount of all Revolving Facility Commitments and (ii) the aggregate amount of the Letter of Credit Obligations plus the aggregate outstanding amount of all Revolving Advances shall not exceed the aggregate amount of the Revolving Facility Commitments of all Revolving Lenders.  Promptly after issuing or amending a standby Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Lender, in writing, of such issuance or amendment and if requested by any Revolving Lender the Administrative Agent shall provide such Revolving Lender with copies of such issuance or amendment.  With respect to trade Letters of Credit, the Issuing Bank shall on the first Business Day of each calendar week provide the Administrative Agent, by facsimile, with a report detailing the daily aggregate outstanding for the previous week.  All Letters of Credit will be denominated in U.S. Dollars and will be issued on a sight basis only.

(b)                                 The Borrower shall give the Issuing Bank and the Administrative Agent written notice, in the form of Exhibit G, at least two Domestic Business Days, or such shorter period as may be agreed to by the Issuing Bank in any particular instance, prior to the requested issuance of a Letter of Credit specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, a “Request for Issuance”); provided that the Request for Issuance may be made by facsimile, and the Issuing Bank may act on it without having received the original signed Request for Issuance.  Promptly after issuing or amending a Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Lender, in writing of such issuance or amendment and if requested by any Revolving Lender the Administrative Agent shall provide copies of such issuance or amendment.  The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Bank and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested.  The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit for all purposes of this Agreement.  If any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Bank, the Issuing Bank (i) shall not be required to give such notice of termination unless the Borrower has timely requested such termination and (ii) may timely give such notice of termination unless it has theretofore timely received a request from the Borrower and all other conditions to the issuance of a Letter of Credit have also theretofore been met with respect to such extension.  No standby Letter of Credit shall have an expiry date of more than one year from date of issuance; provided, however, that such Letters of Credit may contain a provision pursuant to which the expiry date is deemed automatically extended for successive periods of up to one year unless notice of termination is given by the Issuing Bank; and further provided that no standby letter of credit will have an expiry date which is later than the 10th Domestic Business Day prior to the Revolving Facility Termination Date.  No trade Letter of Credit shall have an expiry date which is later than the earlier of (i) the date which is 180 days from date of issuance and (ii) the date which is the 30th day prior to the Revolving Facility Termination Date.

(c)                                  Upon receipt from the beneficiary of any Letter of Credit of any demand, drawing or other presentation for payment under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Borrower of the amount drawn and the payment date.  The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Bank on such payment date for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit issued by it, without presentment, demand, protest or other formalities of any kind.  All such amounts paid by the Issuing

Bank and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate that would be applicable to a Revolving Advance bearing interest at the Base Rate for such day.  If for any reason the Borrower shall fail to reimburse the Issuing Bank in an amount equal to the amount of any drawing, the Issuing Bank shall notify the Administrative Agent of such failure and the Administrative Agent shall immediately notify the Revolving Lenders of such failure.  Upon receipt of such notice, each Revolving Lender will immediately pay the Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s pro rata share of such unreimbursed drawing together with interest on such pro rata share for each day from and including the payment date of any drawing to but not including the date on which such Revolving Lender makes payment computed at a rate of interest per annum equal to rate that would be applicable to a Revolving Advance bearing interest at the Base Rate for such period.  The Issuing Bank will pay to the Administrative Agent for the account of each Revolving Lender ratably all amounts received from the Borrower for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Revolving Lender has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto and the Administrative Agent will promptly distribute such amounts to such Revolving Lender in accordance with Section 2.10.

(d)                                 The obligations of the Borrower and each Revolving Lender under Section 2.10(c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii)                                  any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

(iii)                               the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv)                              the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Revolving Lenders (including the Issuing Bank) or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v)                                 any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)                              payment under a Letter of Credit against presentation to the Issuing Bank of documents that does not substantially comply with the terms of such Letter of Credit; provided that the Issuing Bank’s determination that documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct (as determined by a court of competent jurisdiction) of the Issuing Bank; or

(vii)                           any other act or omission to act or delay of any kind by any Revolving Lender (including the Issuing Bank), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of the Borrower’s or the Revolving Lender’s obligations hereunder.

(e)                                  The Borrower hereby indemnifies and holds harmless each Revolving Lender (including the Issuing Bank) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Revolving Lender or the Administrative Agent may incur, and none of the Revolving Lenders (including the Issuing Bank) nor the Administrative Agent nor any of their Affiliates or their respective officers or directors or employees or agents shall be liable or responsible therefor, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any error in interpretation of technical terms, (iii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit or (iv) any consequences arising from causes beyond the control of the Issuing Bank, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Bank for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence (as determined by a court of competent jurisdiction) of the Issuing Bank in determining whether documents presented under any Letter of Credit issued by it substantially complied with the terms of such Letter of Credit or (y) the Issuing Bank’s willful failure to pay under any Letter of Credit issued by it after the presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit.  Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement

SECTION 2.10                    General Provisions as to Payments.

(a)                                  The Borrower shall make each payment of principal of, and interest on, the Advances, of each Letter of Credit Obligation and of all fees, expenses and other amounts payable hereunder without setoff or counterclaim, not later than Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 8.02.  Payments received by the Administrative Agent on such date but after such time shall be deemed to have been received on the next Domestic Business Day.  The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.  Whenever any payment of principal of, or interest on, the Base Rate Advances or of any Letter of Credit Obligation or other fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, the Eurodollar Rate Advances shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Eurodollar Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such

Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.11                    Funding Losses.  If the Borrower makes any payment (including any prepayment) of principal with respect to any Eurodollar Rate Advances (pursuant to this Article 2, Article 6 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow or Convert any Eurodollar Rate Advances after notice has been given to any Lender in accordance with Section 2.02(b) or Section 2.14, as the case may be, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Advance), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow; provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.12                    Computation of Interest and Fees.  Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and commitment and letter of credit fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.13                    Taxes.

(a)                                  For purposes of this Section 2.13, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, and franchise or similar taxes imposed on its net income, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located and (ii) in the case of each Lender, any United States withholding tax imposed on such payments but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

(b)                                 Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i)  the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.

(c)                                  The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(d)                                 Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with such properly completed and executed documentation prescribed by the Internal Revenue Service, certifying that (i) if such Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (ii) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Lender delivers a Form W-8, a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Lender claiming complete exemption from, or a reduced rate of, U.S. Federal withholding tax on payments of interest by the Borrower under this Agreement and the other Loan Documents.

(e)                                  For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form pursuant to Section 2.13(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.13(b) or (c) with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f)                                    If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.13, then such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

SECTION 2.14                    Method of Electing Interest Rates.

(a)                                  The advances included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each group of Advances (subject in each case to the provisions of Sections 2.15 and 2.16), as follows:

(i)                                     if such Advances are Base Rate Advances, the Borrower may elect to convert such Advances to Eurodollar Rate Advances as of any Euro-Dollar Business Day, and

(ii)                                  if such Advances are Eurodollar Rate Advances, the Borrower may elect to convert such Advances to Base Rate Advances or elect to continue such Advances as Eurodollar Rate Advances for an additional Interest Period, subject to Section 2.11 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Advances.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:30 A.M.  (New York City time) on the third Eurodollar Business Day before the conversion or continuation selected in such notice is to be effective.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant group of Advances; provided that (i) such portion is allocated ratably among the Loans comprising such group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $10,000,000, or, any larger multiple of $500,000.

(b)                                 Each Notice of Interest Rate Election shall specify:

(i)                                     the group of Advances (or portion thereof) to which such notice applies;

(ii)                                  the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii)                               if the Advances comprising such group are to be converted, the new Type of Advances and, if the Advances being converted are to be Eurodollar Rate Advances, the duration of the next succeeding Interest Period applicable thereto; and

(iv)                              if such Advances are to be continued as the same Type of Eurodollar Rate Advances for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)                                  Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d)                                 If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions of Section 2.14(a) or if at the end of any such Interest Period an Event of Default exists and the Administrative Agent has been directed to do so by the Majority Lenders, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(e)                                  If the aggregate unpaid principal amount of Revolving Advances comprising any Borrowing or Borrowings shall be reduced, by payment or prepayment or otherwise, to less than $500,000, such Revolving Advances shall, if they are Eurodollar Rate Advances, automatically Convert into Base Rate Advances on the last day of the Interest Period for such Eurodollar Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Revolving Advances of a Type other than Base Rate Advances shall terminate; provided that if and so long as each such Revolving

Advance shall be of the same Type and have the same Interest Period as any other Revolving Advances comprising another Borrowing and other Borrowings, and the aggregate unpaid principal amount of all such Revolving Advances shall equal or exceed $500,000, the Borrower shall have the right to continue all such Revolving Advances as, and to Convert all such Revolving Advances into, Revolving Advances of such Type having such Interest Period.

SECTION 2.15                    Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Eurodollar Rate Borrowing:

(a)                                  the Administrative Agent is advised by the Eurodollar Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Eurodollar Reference Banks in the relevant market for such Interest Period, or

(b)                                 any Lender advises the Administrative Agent that the Adjusted London Interbank Offered Rate, as the case may be, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lender of funding its Eurodollar Rate Advance, as the case may be, for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Rate Advances shall be suspended.  Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Eurodollar Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be a Base Rate Advance Borrowing.

SECTION 2.16                    Illegality.  If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (including the NAIC) shall make it unlawful or impossible for any Lender (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Advances and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Advances shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Eurodollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Advances to maturity and shall so specify in such notice, (i) the obligation of such Lender to make Eurodollar Rate Advances and to Convert Advances into Eurodollar Rate Advances shall terminate and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of such Lender then outstanding, together with accrued interest thereon, unless the Borrower, within five Domestic Business Days of such notice and demand, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Base Rate Advances in accordance with Section 2.14(a), except that such Conversion may occur, notwithstanding Section 2.14(a), other than on the last day of the respective Interest Periods for such Eurodollar Rate Advances, if the Borrower has paid any amounts payable under Section 2.11.

SECTION 2.17                    Increased Cost and Reduced Return.

(a)                                  If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency (including the NAIC) charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (including the NAIC) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Rate Advance any such requirement included in an applicable Eurodollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Eurodollar Rate Advances, its Note or its obligation to make Eurodollar Rate Advances and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Eurodollar Rate Advance, or of issuing or maintaining any Letter of Credit or its obligations with respect thereto as the Issuing Bank or as a Lender participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis for such increased cost or reduction.

(b)                                 If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency (including the NAIC) charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including the NAIC), has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) on an after-tax basis for such reduction.

(c)                                  Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

SECTION 2.18                    Base Rate Advances Substituted for Affected Eurodollar Rate Advances.  If (i) the obligation of any Lender to make Eurodollar Rate Advances had been suspended pursuant to Section 2.16 or (ii) any Lender has demanded compensation under Section 2.13 or 2.17(a) and the Borrower shall, by at least five Eurodollar Business Days’ prior notice to such Lender through the

Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a)                                  all Advances which would otherwise be made by such Lender as Eurodollar Rate Advances shall be made instead as Base Rate Advances (on which interest and principal shall be payable contemporaneously with the payment of interest and principal on the related Eurodollar Rate Advances of the other Lenders), and

(b)                                 after each of its Eurodollar Rate Advances has been repaid, all payments of principal which would otherwise be applied to repay such Eurodollar Rate Advances shall be applied to repay its Base Rate Advances instead.

SECTION 2.19                    Use of Proceeds.  The Borrower will use the proceeds of (i) the Term Loans to purchase 2001 Senior Notes together with accrued and unpaid interest and any associated call or tender premiums pursuant to the Tender Offer and Refinancing, to pay fees and expenses in connection with the Transactions and for working capital purposes and (ii) the Revolving Advances for working capital needs, capital expenditures and general corporate purposes of the Borrower and the Guarantors.  None of the proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation T or Regulation U, other than proceeds of Advances used to purchase shares of common stock of the Borrower to the extent permitted by Section 5.02(f).

SECTION 2.20                    Increase in Commitments.

(a)                                  Borrower Request.  The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”), by an amount not in excess of $50,000,000 of increased Commitments in the aggregate and not less than $10,000,000 individually.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender or proposed lender to whom the Borrower proposes any portion of such Incremental Term Loan Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide such new Incremental Term Loan Commitment.

(b)                                 Conditions.  The Incremental Term Loan Commitments shall become effective, as of such Increase Effective Date; provided that:

(i)                                     each of the conditions set forth in Section 3.02 shall be satisfied;

(ii)                                  no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date; and

(iii)                               the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c)                                  Terms of New Loans.  The terms and provisions of Term Loans made pursuant to the Incremental Term Loan Commitments (“Incremental Term Loans”)shall be as follows:

(i)                                     Incremental Term Loans shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Loans;

(ii)                                  the weighted average life to maturity of all Incremental Term Loans shall be no shorter than the weighted average life to maturity of the Revolving Loans and the existing Term Loans;

(iii)                               the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Term Loan Maturity Date;

(iv)                              the interest margins for the Incremental Term Loans shall be determined by Borrower and the applicable new Lenders; provided, however, that the interest margins for the Incremental Term Loans shall not be greater than the highest interest margins that may, under any circumstances, be payable with respect to the Term Loans plus 50 basis points (and the interest margins applicable to the Term Loans shall be increased to the extent necessary to achieve the foregoing).

The Incremental Term Loan Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.20.  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans made pursuant to this Agreement.

(d)                                 Making of New Term Loans.  On any Increase Effective Date on which the Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender holding an Incremental Term Loan Commitment shall make a Term Loan to Borrower in an amount equal to its Incremental Term Loan Commitment.

(e)                                  Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any Incremental Term Loans.

(f)                                    This Section 2.20 shall supersede any provision of Section 8.01 to the contrary.

ARTICLE 3

CONDITIONS PRECEDENT

SECTION 3.01                    Conditions Precedent to Effective Date.  The obligations of the Lenders to make Advances and the obligation of the Issuing Bank to issue Letters of Credit on the Effective Date shall be subject to satisfaction of the following conditions precedent on or prior to the Effective Date:

(a)                                  The Borrower and its subsidiaries and the transactions contemplated by the Commitment Letter shall be in compliance, in all material respects, with all applicable foreign and U.S. federal, state and local laws and regulations, including all applicable environmental laws and regulations;

(b)                                 All necessary governmental and material third party consents and approvals necessary in connection with the Loan Documents and the Tender Offer and Refinancing shall have been obtained and shall be in effect;

(c)                                  At the Effective Date, there shall have been tendered, and simultaneously with the borrowing of Term Loans, the Borrower shall accept for purchase, at least 51% of the 2001 Senior Notes in the Tender Offer and Refinancing; and consummate the Refinancing in form and substance satisfactory to the Arrangers and in compliance with applicable law and regulatory approvals;

(d)                                 All loans and other aspects of the transactions shall be in full compliance with all banking and other laws and regulations; no law or regulation shall be applicable, or event shall have occurred, that seeks to impose materially adverse conditions upon the consummation of any of the transactions or the operation of the businesses of the Loan Parties;

(e)                                  The Administrative Agent or Collateral Agent, as appropriate, shall have received, effective on the Effective Date (unless otherwise indicated below), in form and substance reasonably satisfactory to it in such capacity, a certificate of the chief financial officer of the Borrower to the effect that both before and immediately after the making of the Tender Offer and Refinancing, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrower and its Subsidiaries made in this Agreement and the other Loan Documents are true;

(f)                                    All reasonable fees and expenses of the Lead Arrangers, Agents and Lenders required to have been paid as a condition to the funding of the Credit Facilities (including payment of all fees, expenses and other charges of counsel to the Arrangers invoiced at least five Business Days prior to the Effective Date) shall have been paid in full;

(g)                                 The Credit Facilities shall have received a debt rating from Moody’s and from Standard & Poor’s;

(h)                                 The Borrower shall have paid or caused to be paid, or the Administrative Agent shall have received evidence satisfactory to it in its sole good faith discretion that on the Effective Date the Borrower shall pay, or cause to be paid, (i) all interest and commitment fees that are accrued but unpaid to the Effective Date under the Original Existing Credit Agreement (whether or not then payable under the terms thereof) and (ii) all fees and expenses (if any) payable under Section 8.04 of the Original Existing Credit Agreement;

(i)                                     The Administrative Agent or Collateral Agent, as appropriate, shall have received the following, each effective on the Effective Date (unless otherwise indicated below), in form and substance reasonably satisfactory to it in such capacity and in sufficient copies for each Lender (except for the Notes):

(1)                                  The Term Notes and Revolving Notes to the order of the respective Lenders;

(2)                                  Duly executed counterparts of this Agreement, signed by each of the parties hereto (or, in the case of any Lender as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such Lender of execution of a counterpart hereof by such Lender);

(3)                                  Certified copies of the resolutions of the Board of Directors of the Borrower approving each Loan Document to which it is or is to be a party and of the resolutions of the Board of Directors of each Subsidiary Guarantor approving each Loan Document to which it is or is to be a party;

(4)                                  The Administrative Agent shall have received certified copies of the respective certificates of incorporation and bylaws of the Borrower and its corporate Subsidiaries and the respective certificates of limited partnership and agreements of limited partnership for the partnership Subsidiaries and certificates of formation and operating agreement for the limited liability company Subsidiaries;

(5)                                  A certificate of the Secretary or an Assistant Secretary of the Borrower and each Subsidiary Guarantor certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered by it hereunder;

(6)                                  Copies of all authorizations, consents and approvals of, evidence of other actions by, notices to and filings with all governmental authorities and regulatory bodies required for the due execution, delivery and performance by each of the Borrower and the Subsidiary Guarantors of the Loan Documents (other than the Collateral Documents);

(7)                                  Certificates of the chief financial officer of the Borrower and of each Subsidiary Guarantor, in substantially the form of Exhibit H or Exhibit I, as the case may be (each being a “Solvency Certificate”);

(8)                                  Duly executed counterparts of the Guaranty Agreement and Security Agreement, signed by each of the parties thereto; and

(9)                                  A favorable opinion of Sonnenschein Nath & Rosenthal LLP, counsel for the Borrower and each Subsidiary Guarantor, in substantially the form of Exhibit E;

(j)                                     Evidence reasonably satisfactory to the Collateral Agent that financing statements have been duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable or appropriate to perfect the security interests and liens created by the Security Agreement and the Mortgages, as such agreements relate to the Borrower or any Existing Subsidiary Guarantors;

(k)                                  Duly executed and filed Mortgages with respect to each Real Property indicated on Schedule 3.01(k), in each case in form and substance reasonably satisfactory to the Administrative Agent and, with respect to each such Mortgage, the following;

(i)                                                  a policy of title insurance dated the Effective Date (or an irrevocable commitment to issue such policy, with all conditions marked satisfied, dated and recertified the Effective Date) insuring the perfection, enforce ability and first priority of the Lien created under such Mortgage as a valid first mortgage Lien on the Real

Property described therein in form and substance and in an amount satisfactory to the Collateral Agent (with all premiums, expenses and fees paid or caused to be paid by the Borrower), which policy shall (w) be issued by a title company reasonably satisfactory to the Collateral Agent, (x) include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to the Collateral Agent, (y) have been supplemented by such endorsements as shall be requested by Collateral Agent (including, without limitation, endorsements or opinion letters on matters relating to usury, contiguity, variable rate, revolving credit, doing business, and so-called comprehensive coverage over covenants and restrictions), or, where such endorsements are not available at commercially reasonable premium costs, opinion letters of special counsel, architects or other professionals, which counsel, architects or other professionals shall be reasonably acceptable to the Collateral Agent and (z) contain only such exceptions to title as shall be reasonably satisfactory to the Collateral Agent;

(ii)                                               with respect to the Real Property encumbered by each Mortgage, an ALTA survey with respect to such Real Property, in form and substance reasonably satisfactory to the Collateral Agent;

(iii)                                            evidence satisfactory to the Collateral Agent that arrangements shall have been made for the recording of each Mortgage and the payment by the Borrower of any mortgage, recording, documentary stamp, privilege or other taxes and recording charges payable with respect to each Mortgage; and

(iv)                                           a completed Federal Emergency Management Agency Standard Flood Hazard Determination relating to the Real Property encumbered thereby;

(l)                                     Certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Collateral Liens or any other Liens acceptable to the Collateral Agent);

(m)                               Evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable or appropriate to ensure the validity, perfection and priority of the security interests and liens, created by, or intended to be created by, and to reflect the fact that the Collateral Agent is the secured party, mortgagee, beneficiary or grantee, under the Security Agreement and Mortgages have been taken;

(n)                                 Evidence of insurance for the business and properties of the Borrower and its Subsidiaries, in form and substance satisfactory to the Administrative Agent and (i) in the case of property and casualty insurance, naming the Collateral Agent as co-insured and loss payee, and (ii) in the case of liability insurance, naming the Collateral Agent, the Administrative Agent and the Lenders as additional insureds, in each case with responsible and reputable insurance companies or associations satisfactory to the Majority Lenders in such amounts and covering such risks as are satisfactory to the Majority Lenders;

(o)                                 A favorable opinion of special FCC counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, and such other opinions as any Lender through the Administrative Agent may reasonably request;

(p)                                 Favorable opinions of local counsel (i) in each jurisdiction where a Real Property covered by a Mortgage is located or if the law of such jurisdiction governs perfection of security interests and liens granted to the Collateral Agent under the Security Documents, (ii) covering the validity, perfection and priority of the security interests or liens granted or intended to be granted to the Collateral Agent in the Collateral granted or intended to be granted to it under the Security Documents, and (iii) such other opinions as any Lender through the Administrative Agent may reasonably request;

(q)                                 A copy of (i) a written notice delivered by the Borrower to the trustee under each of the indentures governing the Existing Subordinated Notes that all of the obligations of the Borrower and the Subsidiary Guarantors under this Agreement and the other Loan Documents are “Designated Senior Debt” under each such indenture and (ii) written confirmation by each such trustee of receipt of such notice; and

(r)                                    Such other financial and non-financial information regarding the Borrower or any of its Subsidiaries and such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

SECTION 3.02                    Conditions Precedent to Each Borrowing.  The obligation of each Lender to make an Advance on the occasion of each Borrowing (including on the Effective Date) and of the Issuing Bank to issue a Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or Letter of Credit issuance, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Request for Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance of the Letter of Credit on behalf of the Borrower shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or of such Letter of Credit issuance, such statements are true):

(a)                                  the Administrative Agent shall have received a Notice of Borrowing with respect to such Borrowing as required by Section 2.02(a) or the Issuing Bank shall have received a Request for Issuance with respect to such Letter of Credit issuance as required by Section 2.09(b);

(b)                                 immediately after such Borrowing or Letter of Credit issuance, (i) the aggregate outstanding principal amount of all Term Loan Borrowings will not exceed the aggregate amount of the Term Loan Commitment and (ii) the aggregate outstanding principal amount of all Revolving Advances and Letter of Credit Obligations will not exceed the aggregate amount of all Revolving Facility Commitments;

(c)                                  the representations and warranties contained in this Agreement, the Guaranty Agreement, the Security Agreement, the Pledge Agreement and each Mortgage are correct on and as of the date of such Borrowing or Letter of Credit issuance, before and after giving effect to such Borrowing or Letter of Credit issuance, and to the application of the proceeds therefrom, as though made on and as of such date;

(d)                                 no event shall have occurred and be continuing, or would result from such Borrowing or Letter of Credit issuance, or from the application of the proceeds therefrom, which constitutes a Default;

(e)                                  if such Borrowing or Letter of Credit issuance is to be secured, directly or indirectly, by any “margin stock” (within the meaning of Regulation U), the Administrative Agent shall have received (i) a duly executed Federal Reserve Form FR U-1 for each Lender that is a bank, for the Issuing Bank and (ii) a duly executed Federal Reserve Form FR G-3 for each Lender that is not a bank, in each case signed and accepted by a duly authorized representative of the applicable Lender or the Issuing Bank; and

(f)                                    the Administrative Agent, or the Issuing Bank in the case of a Letter of Credit issuance, shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

SECTION 3.03                    Conditions Precedent to Permitted Acquisitions, Including Borrowings in Connection Therewith.  The right of the Borrower to make any Permitted Acquisition and the obligation of any Lender to make an Advance on or after the date of such Permitted Acquisition shall be subject to the conditions precedent that:

(a)                                  The Borrower shall have demonstrated to the reasonable satisfaction of the Agents that the acquisition constitutes a Permitted Acquisition;

(b)                                 In the case of a Borrowing on the date of such Permitted Acquisition, the Borrower shall have demonstrated to the satisfaction of the Administrative Agent in its sole good faith discretion that the closing of such Permitted Acquisition shall occur on such date;

(c)                                  Except for the Disclosed Litigation, there shall exist no pending or threatened action, suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental instrumentality which, in the reasonable opinion of the Agents, could have a material adverse effect on the condition (financial or otherwise), operations, properties or prospects of the Borrower or any of its Subsidiaries, whether before or after giving effect to such Permitted Acquisition, or which, in the reasonable opinion of the Agents, may adversely affect the legality, validity or enforceability of this Agreement or any other Loan Document, the ability of any Loan Party to perform its obligations hereunder or thereunder, or the rights of any Lender hereunder or thereunder or the ability of any Lender to exercise such rights;

(d)                                 All material governmental and third party consents and approvals necessary or, in the opinion of the Agents, desirable or appropriate in connection with the consummation of such Permitted Acquisition shall have been obtained (without the imposition of any material adverse conditions) and shall be in effect (it being understood that all Federal governmental consents and approvals are material), and the Administrative Agent shall have received evidence satisfactory to it that the station licenses issued by the FCC relating to the television broadcasting operations of any television stations to be acquired pursuant to such Permitted Acquisition shall have been validly assigned to one or more Subsidiaries of the Borrower, and shall be in full force and effect;

(e)                                  The Collateral Agent shall have received the following, each dated the closing date for such Permitted Acquisition (unless otherwise indicated below), in form and substance satisfactory to the Collateral Agent and in sufficient copies for each Lender (except for the certificates representing any Pledged Stock to be pledged to the Collateral Agent, the stock powers delivered in connection with such Pledged Stock, and any instruments representing Pledged Instruments to be pledged to the Collateral Agent):

(1)                                  A Notice of Borrowing as required by Section 2.02(a) in respect of any Borrowing to be borrowed on the closing date for such Permitted Acquisition, dated the date of its delivery;

(2)                                  Duly executed counterparts of an agreement pursuant to which each Subsidiary created or acquired in connection with such Permitted Acquisition shall become obligated as a Subsidiary Guarantor under the Guaranty Agreement;

(3)                                  Certificates and instruments representing any Pledged Securities or Pledged Instruments required to be delivered by the Borrower or any Subsidiary on or before the closing date for such Permitted Acquisition, including certificates representing all shares of capital stock of each Subsidiary created or acquired in connection with such Permitted Acquisition, accompanied by duly executed instruments of transfer or assignment in blank, in form and substance satisfactory to the Administrative Agent;

(4)                                  Duly executed counterparts of a Joinder Agreement to the Security Agreement, with respect to each Subsidiary created or acquired in connection with such Permitted Acquisition, together with:

(A)                              financing statements authorized by each Subsidiary created or acquired in connection with such Permitted Acquisition, with evidence reasonably satisfactory to the Collateral Agent that such financing statements will be duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable or appropriate to perfect the security interests created by the Security Agreement and the Mortgages, and

(B)                                evidence that all other actions necessary or, in the opinion of the Collateral Agent, desirable or appropriate to perfect and protect the security interests and liens created by, and to reflect the fact that the Collateral Agent is the secured party under, the Security Agreement, and the Security Agreement shall have been taken;

(5)                                  Duly executed counterparts of Mortgages (each, a “Permitted Acquisition Mortgage”) with respect to any Real Property to be acquired by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition and, with respect to each Permitted Acquisition Mortgage:

(A)                              a policy of title insurance dated the closing date for such Permitted Acquisition (or an irrevocable commitment to issue such policy, with all conditions marked satisfied, dated and recertified the closing date for such Permitted Acquisition) insuring the perfection, enforce ability and first priority of the Lien created under such Permitted Acquisition Mortgage as a valid first mortgage Lien on the Real Property described therein in form and substance and in an amount satisfactory to the Collateral Agent (with all premiums, expenses and fees paid or caused to be paid by the Borrower), which policy shall (w) be issued by a title company reasonably satisfactory to the Collateral Agent, (x) include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to the Collateral Agent, (y) have been supplemented by such endorsements as shall be requested by Collateral Agent (including, without limitation, endorsements or opinion letters on matters relating to usury, contiguity, variable rate, revolving credit, doing business, and so-called comprehensive coverage over covenants and restrictions), or, where such endorsements are not available at commercially reasonable premium costs, opinion letters of special counsel, architects or other professionals, which counsel, architects or other professionals shall be reasonably acceptable to the Collateral Agent and (z) contain only such exceptions to title as shall be reasonably satisfactory to the Collateral Agent;

(B)                                with respect to the Real Property encumbered by each Permitted Acquisition Mortgage, an ALTA survey with respect to such Real Property, in form and substance reasonably satisfactory to the Collateral Agent; and

(C)                                evidence satisfactory to the Collateral Agent that arrangements shall have been made for the recording of each Permitted Acquisition Mortgage and the payment by the Borrower of any mortgage, recording, documentary stamp, privilege or other taxes and recording charges payable with respect to each Permitted Acquisition Mortgage;

(6)                                  Certified copies of the resolutions of the Board of Directors of the Borrower and each Subsidiary party hereto and thereto approving each agreement to which it is or is to be a party in connection with such Permitted Acquisition;

(7)                                  A certificate of the Secretary or an Assistant Secretary of the Borrower and each Subsidiary certifying the names and true signatures of the officers of the Borrower or such Subsidiary who shall be authorized to sign each agreement to which it is or is to be a party in connection with such Permitted Acquisition and the other documents to be delivered by it hereunder or thereunder;

(8)                                  Copies of all authorizations, consents and approvals of, evidence of other actions by, notices to and filings with, all governmental authorities and regulatory bodies required for the due execution, delivery and performance by the Borrower or any Subsidiary of each agreement to which it is or is to be a party in connection with such Permitted Acquisition and the other documents to be delivered by it thereunder;

(9)                                  Certificates of the chief financial officer of the Borrower and of each Subsidiary created or acquired in connection with such Permitted Acquisition in substantially the form of Exhibit H or Exhibit I, as the case may be;

(10)                            Evidence of insurance for the business and properties of each Subsidiary created or acquired in connection with such Permitted Acquisition, in form and substance satisfactory to the Administrative Agent (and if requested by the Administrative Agent, naming the Administrative Agent as additional insured and loss payee) with responsible and reputable insurance companies or associations satisfactory to the Lead Arrangers in such amounts and covering such risks as are satisfactory to the Lead Arrangers;

(11)                            A favorable opinion of Sonnenschein Nath & Rosenthal, LLP, counsel for the Borrower and each Subsidiary Guarantor, in substantially the form of Exhibit E (but expressing opinions with respect to such Permitted Acquisition) and as to such other matters as any Lender through the Administrative Agent may reasonably request;

(12)                            Favorable opinions of local counsel for the Borrower with respect to each jurisdiction where any Real Property to be acquired in connection with such Permitted Acquisition shall be located, in each case in form and substance reasonably satisfactory to the Administrative Agent (but expressing opinions with respect to such Permitted Acquisition), and a favorable opinion of special FCC counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent (but expressing opinions with respect to such Permitted Acquisition), and such other opinions as any Lender through the Administrative Agent may reasonably request;

(13)                            An environmental report, in each case in form and substance satisfactory to the Lead Arrangers, with respect to properties to be acquired, leased or operated by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition;

(14)                            The written consent of each party (other than the Borrower or any of its Subsidiaries) to any agreement to which it is or is to be a party in connection with such Permitted Acquisition to the assignment by the Borrower or any Subsidiary Guarantor of its rights and claims under such agreement to the Administrative Agent under the Security Agreement; and

(15)                            Such other financial and non-financial information regarding the Borrower or any of its Subsidiaries and such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.01                    Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)                                  Due Incorporation, Etc.  Each of the Borrower and its Subsidiaries that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction indicated next to such corporation’s name on Schedule 4.01(a) and has all requisite corporate powers and all FCC and all other material governmental licenses, authorizations, consents and approvals required to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is or will be a party.  Each of the Borrower and each of its Subsidiaries that is a corporation is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases assets and property or in which the conduct of its business requires it to so qualify or be licensed, except for such jurisdictions in which the failure to so qualify or be licensed would not have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or such Subsidiary, as the case may be.  Each of the Borrower’s Subsidiaries that is a partnership or limited liability company is a partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized and has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is or will be a party.  Each of the Borrower’s Subsidiaries that is a partnership or limited liability company is duly qualified or licensed to do business and has complied with all fictitious name statutes and other similar laws in all jurisdictions in which it owns or leases assets and property or in which the conduct of its business requires it to so qualify or be licensed or comply, except for such jurisdictions in which the failure to so qualify or be licensed or comply would not have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of such Subsidiary.

(b)                                 Due Authorization and Execution, Etc.  The execution, delivery and performance by the Borrower and each of its Subsidiaries of each Loan Document to which it is or will be a party and the transactions contemplated by the Loan Documents are within the Borrower’s and such Subsidiary’s corporate powers (or its partnership or limited liability company powers, in the case of each Subsidiary that is a partnership or limited liability company), have been duly authorized by all necessary corporate action (or all necessary action of the partners, in the case of each Subsidiary that is a partnership, or the members, in the case of each Subsidiary that is a limited liability company) and do not and will not (i) require any consent or approval of the stockholders, partners or members of the Borrower or such Subsidiary except such consents and approvals as shall have been duly obtained and shall be in full force and effect, (ii) contravene the Borrower’s or such Subsidiary’s certificate of incorporation or by-laws, in the case of each Subsidiary that is a corporation, or the partnership agreement or operating agreement governing such Subsidiary, in the case of each Subsidiary that is a partnership or limited liability company, (iii) violate any law, rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award or any contractual restriction binding on or affecting the Borrower or such Subsidiary, or any of their respective properties, or (iv) result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than pursuant to the Loan Documents hereunder and pursuant to Collateral Documents upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any of its Subsidiaries).  Neither the Borrower nor any of its Subsidiaries is in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or restriction.

(c)                                  Government Consents.  No authorization, consent, approval or other action by, and no notice to or filing with, any governmental, administrative or judicial authority or regulatory body is currently, or is reasonably expected to be, required for the due execution, delivery or performance by the Borrower or any of its Subsidiaries of any Loan Document (other than the Collateral Documents) to which it is or will be a party and the operation of the television broadcasting business of the Borrower and its Subsidiaries, all of which have been made and are in full force and effect, and except for the filing of certain of the Loan Documents with the FCC within 30 days of their execution pursuant to 47 C.F.R.  Section 73.3613.

(d)                                 Legal, Valid and Binding Nature.  This Agreement is, and each other Loan Document and each Related Document to which the Borrower or any of its Subsidiaries is or will be a party will, when delivered, be, a legal, valid and binding obligation of the Borrower and such Subsidiaries as are or will be parties thereto, enforceable against the Borrower and such Subsidiaries in accordance with its respective terms, except (other than in the case of Article X of the indentures governing the Existing Subordinated Notes) as such enforcement may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and general principles of equity.

(e)                                  Capitalization and Subsidiaries.  On the Effective Date, the authorized capital stock of the Borrower will consist of 40,000,000 shares of Class A Common Stock, par value $.001 per share; 20,000,000 shares of Class B Common Stock, par value $.001 per share; and 20,000,000 shares of Class C Common Stock, par value $.001 per share.  Set forth on Schedule 4.01(a) is a complete and accurate list of all of the Borrower’s Subsidiaries as of the Effective Date, showing as of such date (as to each such Subsidiary) the jurisdiction of its incorporation or organization, as to each Subsidiary that is a corporation, the number of shares of each class of capital stock authorized, the number of shares of each class of capital stock outstanding on the date hereof, the direct owner of the outstanding shares of each such class owned and the jurisdictions in which such Subsidiary is qualified to do business as a foreign corporation.  All of the general, limited partnership or membership interests of each Subsidiary that is a partnership or limited liability company are owned, legally and beneficially, by the Borrower or a wholly owned Subsidiary of the Borrower, in each case free and clear of all liens, security interests and other charges or encumbrances other than the liens and security interests under the Security Agreement.  Except as set forth in Schedule 4.01(e), there are no outstanding options, warrants, rights of conversion or purchase, or similar rights to acquire capital stock or partnership interests or membership interests of the Borrower or any of its Subsidiaries or other agreements of any character whatsoever relating to any shares of capital stock or partnership interests or membership interests  of the Borrower or any such Subsidiaries; all of the issued and outstanding capital stock of the Borrower and each of its Subsidiaries that is a corporation has been duly authorized, validly issued and is fully paid and non-assessable; all of the partnership interests or membership interests of each Subsidiary that is a partnership or limited liability company have been validly issued pursuant to the terms of the applicable partnership or operating agreement; all of the issued and outstanding capital stock of each Subsidiary of the Borrower that is a corporation is directly owned, legally and beneficially, by the Borrower, in each case free and clear of all liens, security interests and other charges or encumbrances other than the Liens created by the Pledge Agreements and Security Agreement.

(f)                                    Financial Statements; No Material Adverse Change.  The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2004, and the related consolidated statements of income and shareholders’ equity and statement of changes in cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, fairly present, respectively, the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the consolidated results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles.  Since December 31, 2004 there has not occurred or become known any event or condition that has resulted in or which could reasonably be expected to result in a material adverse change in the condition (financial or otherwise), business, assets, liabilities, or results of operations of the Borrower and its subsidiaries, taken as a whole.

(g)                                 Solvency.  Each of the Borrower and the Borrower and its Subsidiaries taken as a whole and each Subsidiary Guarantor individually and taken as a whole with its Subsidiaries is and, after receipt and application of the Advances in accordance with the terms of this Agreement, will be Solvent.

(h)                                 Absence of Litigation; Litigation Description.  (i)  No actions, suits, investigations, litigation or proceedings are pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any such Subsidiary before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (A) which may materially adversely affect the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or any such Subsidiary, except as disclosed in Schedule 4.01(h) (the “Disclosed Litigation”), or (B) which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or any Related Document, the ability of any Loan Party to perform its obligations hereunder or thereunder, or the rights of any Lender hereunder or thereunder or the ability of any Lender to exercise such rights.

(ii)               Except for the Disclosed Litigation, no action, suit, investigation, litigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental entity specified above in connection with the Effective Date Transactions or in connection with the use of the proceeds hereof or thereof.

(iii)            On the Effective Date and at all times thereafter, there shall have been no change since the date of this Agreement in the status of any of the actions, suits, investigations, litigation or proceedings referred to in Schedule 4.01(h) that is materially adverse to the Borrower or any of its Subsidiaries or the Effective Date Transactions or the Loan Documents.

(i)                                     Ownership of Properties; Absence of Liens and Encumbrances.  The Borrower and its Subsidiaries have good and marketable title to and are in lawful possession of, or have valid leasehold interests in, or have the right to use pursuant to valid and enforceable agreements or arrangements, all of their respective properties and other assets (real or personal, tangible, intangible or mixed), except where the failure to have or possess the same with respect to such properties or other assets would not, in the aggregate, have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or any of its Subsidiaries.  Except as disclosed on Schedule 4.01(i) of this Agreement, there are no material Liens on any property or asset of the Borrower or any of its Subsidiaries except for the security interests created under the Security Agreement and the Mortgages, except for the Permitted Liens.

(j)                                     No Burdensome Agreements.  Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or partnership agreement or other partnership restriction that would have a material adverse effect (i) on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or any of its Subsidiaries, or (ii) on the ability of the Borrower or any of its Subsidiaries to carry out its obligations under any of the Loan Documents or Related Documents to which it is or will be a party; provided that it is agreed that the indentures governing the Existing Subordinated Notes and any other indentures in substantially the same form as such indentures, do not have any such effect.

(k)                                  Payment of Taxes.  The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and franchise tax returns and information and other similar filings, and all material other tax returns and information and other similar filings, required to be filed, and paid all amounts of taxes, including interest and penalties, which have become due pursuant to such returns or pursuant to any assessments received by the Borrower or any of its Subsidiaries, except to the extent of any taxes being contested by or on behalf of the Borrower or such Subsidiary in good faith and by proper proceedings and for which adequate provision for payment has been made and adequate reserves are being maintained in accordance with generally accepted accounting principles consistently applied by the Borrower or such Subsidiary, as the case may be, and so long as the proceedings referred to above could not subject any Agent or any Lender to any civil or criminal penalty or liability or involve any risk of loss, sale or forfeiture of any material item of Collateral.  The Borrower has no knowledge of any actual or proposed additional tax assessments against it or any of its Subsidiaries which, singly or in the aggregate, could have a material adverse effect on the Borrower or any of its Subsidiaries.

(l)                                     Accuracy of Information Given to Lenders.  No information, exhibit, report, document, certificate or written statement, including without limitation this Agreement, furnished in writing to any Lender by or on behalf of the Borrower in connection herewith contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information, exhibit, report or other written information was or is to be used, not misleading, nor do such information, exhibits, reports, documents, certificates and statements, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.  There is no fact known to the Borrower or any officer of the Borrower which the Borrower has not disclosed to the Lenders in writing which in the reasonable judgment of the Borrower and its officers would materially adversely affect the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or any of its Subsidiaries or the ability of the Borrower or any of its Subsidiaries to perform its respective obligations under any Loan Document or any document contemplated hereby or thereby.  The financial projections and forecasts of the Borrower delivered by the Borrower to any of the Agents, the Lead Arrangers and the Lenders were prepared on the basis of the assumptions stated therein and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance and such assumptions were fair in the light of business conditions existing at the time of such delivery of such projections and forecasts; and any such financial projections and forecasts, if prepared as of the date hereof, would contain estimates of the Borrower’s future financial performance which would not materially adversely differ from the respective estimates contained in the financial projections and forecasts delivered by the Borrower to any of the Agents, the Lead Arrangers and the Lenders.

(m)                               ERISA.  Except as described in Schedule 4.01(m), no Plan or Multiemployer Plan exists as of the date of this Agreement.  With respect to each Plan described in Schedule 4.01(m) and any other Plan which shall exist: (i) no Termination Event has occurred or, except as described in Schedule 4.01(m), is reasonably expected to occur with respect to any Plan and (ii) no event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan.  With respect to each Multiemployer Plan described in Schedule 4.01(m) and any other Multiemployer Plan which shall exist: (i) neither the Borrower nor any ERISA Affiliate of the Borrower has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan and (ii) neither the Borrower nor any ERISA Affiliate of the Borrower has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.

(n)                                 List of Debt.  Set forth on Schedule 4.01(n) is a complete and accurate list of all Debt of the Borrower and its Subsidiaries that will be outstanding as of the Effective Date following the Borrowings hereunder and the application of the proceeds thereof as contemplated hereby, other than (i) Debt arising under the Loan Documents, the Existing Subordinated Notes and (ii) Debt having a principal amount of less than $500,000.

(o)                                 Federal Reserve Regulations.  The Borrower and its Subsidiaries are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Advance or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U or X.  The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

(p)                                 Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(q)                                 Casualties.  Neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty, materially adversely affecting the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or any such Subsidiary.

(r)                                    Executive Compensation Agreements.  Set forth in Schedule 4.01(r) is a complete and accurate list of all compensation arrangements in effect as of the date of this Agreement between the Borrower or any of its Subsidiaries and the five most highly compensated executive officers of the Borrower and its Subsidiaries.

(s)                                  Collateral, Etc.  (i)  Schedule 4.01(s) contains a complete and accurate description and list as of the Effective Date of the location, by state, county and street address and operating division, of all of the Real Property of the Borrower and its Subsidiaries, together with the lessors thereof, the status of any consent from the lessor with respect to any such Leasehold obtained or proposed to be obtained in connection with any Loan Document or any Related Document.

(ii)                                  The Borrower or a Subsidiary Guarantor is the record and beneficial owner of all of the presently existing Collateral covered by (A) the Security Agreement, and (B) the Mortgages, in each case free and clear of all mortgages, deeds of trust, pledges, liens, security interests, options and other charges or encumbrances, except for Permitted Liens and those created or permitted by this Agreement and the Collateral Documents.

(iii)                               The Borrower or a Subsidiary Guarantor has good, marketable and insurable fee simple title to all Real Property and a valid and indefeasible leasehold interest in all Leaseholds, free and clear of all liens, charges and encumbrances of every kind and character, except for Permitted Liens and those created or permitted by this Agreement and the Collateral Documents.

(iv)                              Each Mortgaged Lease (as defined in the Mortgages) is a valid and subsisting lease in full force and effect in accordance with the terms thereof; the Borrower or a Subsidiary Guarantor, as the case may be, is in possession of all Real Property and the Leaseholds constituting part of the Collateral and no material default by the Borrower or such Subsidiary Guarantor, as the case may be, exists and neither the Borrower nor any Subsidiary Guarantor has knowledge of any other default under such Mortgaged Lease or other agreement relating to any Real Property or Leaseholds constituting part of the Collateral; and no lien, charge or encumbrance of any kind or character exists on or with respect to the Borrower’s or the Subsidiary Guarantor’s, as the case may be, interest in any such Real Property or Leasehold, other than Permitted Liens.

(t)                                    Consents.  Set forth in Schedule 4.01(t) is a complete and accurate list of all consents required in connection with the Loan Documents (other than the Collateral Documents) (including, but not limited to, consents relating to all network affiliation contracts, power site leases and FCC matters), all of which will have been duly obtained and shall be in full force and effect on the Effective Date and at all times thereafter, except where the failure to obtain such consents will not have a material adverse effect, alone or in the aggregate, on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or any of its Subsidiaries.

(u)                                 Security Agreement.  As of the Effective Date and at all times thereafter, the Security Agreement will create a valid and perfected first priority security interest in and lien on the Collateral covered thereby (except as provided therein), such security interest and lien being in each case enforceable against all third parties and securing the payment of all Secured Obligations, and all filings and other actions necessary or advisable to perfect and protect such security interests shall have been duly made or taken.

(v)                                 Mortgages.  From and after the Effective Date, each Mortgage will create a valid and enforceable first priority mortgage lien on and security interest in the Real Property covered thereby, enforceable against the Borrower or the Subsidiary Guarantor granting such Mortgage, as the case may be, and all third parties, and securing the payment of all Secured Obligations, subject to the Security Agreement and to the “Secured Amount” as set forth in each Mortgage, and all filings and other actions necessary or desirable to perfect and protect such mortgage lien and security interest will have been duly taken.

(w)                               Status Under Communications Act.  Each material license, permit and other authority issued, granted, approved or otherwise authorized by the FCC for the benefit of the Borrower or any of its Subsidiaries is in good standing, unimpaired by any act or omission of the Borrower or any of its Subsidiaries or any of their respective officers, directors, employees or agents.  Except as set forth on Schedule 4.01(w), neither the Borrower nor any of its Subsidiaries is the subject of any outstanding citation, order or, to the knowledge of the Borrower, investigation by the FCC which would have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or any of its Subsidiaries, and no such citation, order or investigation to the knowledge of the Borrower or any of its Subsidiaries is contemplated by the FCC.  The Borrower and each of its Subsidiaries has filed all material reports and applications required to be filed by the FCC or the Communications Act and has paid all fees required to be paid by the FCC or the Communications Act.

(x)                                   Compliance with Environmental Requirements; No Hazardous Materials.  Except as described on Schedule 4.01(x) and except to the extent the matters referred to below would result in liabilities for the Borrower and its Subsidiaries of less than $1,000,000 in the aggregate:

(i)                                     Other than in compliance with all applicable Environmental Laws, no Hazardous Materials are located on any properties now or previously owned, leased or operated by the Borrower or any of its Subsidiaries or have been released into the environment, or deposited, discharged, placed or disposed of at, on or under any of such properties.  No portion of any such property is being used, or has been used at any previous time by the Borrower or any of its Subsidiaries, for the disposal, storage, treatment, processing or other handling of Hazardous Materials (except for such Hazardous Materials used in the ordinary course of business and in compliance with Environmental Laws)

(ii)                                  No asbestos or asbestos-containing materials in airborne or friable form are present on any of the properties now or previously owned, leased or operated by the Borrower or any of its Subsidiaries, except as not in violation of Environmental Laws.

(iii)                               No polychlorinated biphenyls are located on or in any properties now or previously owned, leased or operated by the Borrower or any of its Subsidiaries, in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils or any other device or form, except as not in violation of Environmental Laws.

(iv)                              No underground storage tanks are located on any properties now or previously owned, leased or operated by the Borrower or any of its Subsidiaries, or were located on any such property and subsequently removed or filled.

(v)                                 No notice, notification, demand, request for information, complaint, citation, summons, investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials has been received by the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, is proposed, threatened or anticipated with respect to or in connection with the operation of any properties now or previously owned, leased or operated by the Borrower or any of its Subsidiaries.  All such properties and their existing and, to the Borrower’s knowledge, prior uses comply and at all times have complied with Environmental Laws.  There is no condition on any of such properties which is in violation of any Environmental Laws, and neither the Borrower nor any of its Subsidiaries has received any communication from or on behalf of any governmental authority that any such condition exists.  None of such properties is listed or, to the Borrower’s knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or cleanup, nor, to the knowledge of the Borrower, is any such property anticipated or threatened to be placed on any such list.

(vi)                              There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Borrower has knowledge in relation to the current or prior business of the Borrower or any property or facility now or previously owned, leased or operated by the Borrower or any of its Subsidiaries which has not been delivered to the Lenders or will not have been delivered to the Lenders at least five days prior to the Effective Date.

For purposes of this Section 4.01(x), (i) the terms “Borrower” and “Subsidiary” shall include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of the Borrower or any Subsidiary if the Borrower or such Subsidiary, as a successor to such business or business entity, is or could be subject to successor liability under applicable law and (ii) any representation made with respect to properties not presently owned, leased or operated by the Borrower or any of its Subsidiaries shall be limited to conditions, activities or requirements at or in connection with such properties for which the Borrower or any of its Subsidiaries is or could be subject to liability.

(y)                                 Compliance with Laws.  The Borrower and its Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations, other than such laws, rules or regulations (i) the validity or applicability of which the Borrower or such Subsidiary is contesting in good faith or (ii) the failure to comply with which would not have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or any of its Subsidiaries.

(z)                                   Obligations Are Senior Debt and Designated Senior Debt.  All obligations of the Borrower and the Subsidiary Guarantors under this Agreement, the Notes, the Guaranty Agreement, the other Loan Documents are “Senior Debt” and “Designated Senior Debt” within the meaning of, and are entitled to the benefits of, Article X of the indentures governing the Existing Subordinated Notes.

ARTICLE 5

COVENANTS OF THE BORROWER

SECTION 5.01                    Affirmative Covenants.  So long as any Obligation hereunder or under any Loan Document shall remain unpaid, or any Letter of Credit shall be outstanding, or any Advance shall be outstanding, or any Lender shall have any Revolving Facility Commitment hereunder, unless the Majority Lenders otherwise consent in writing:

(a)                                  Compliance with Laws, Etc.  The Borrower will perform and promptly comply, and cause each of its Subsidiaries to perform and promptly comply, in all material respects, and cause all property of the Borrower and each such Subsidiary to be maintained, used and operated in all material respects in accordance with all (i) present and future laws, ordinances, rules, regulations, orders and requirements (including, without limitation, the Communications Act, Environmental Laws and ERISA) of every duly constituted governmental or quasi governmental authority or agency applicable to the Borrower, any of its Subsidiaries or any of their properties, (ii) similarly applicable orders, rules and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization or other body exercising similar functions, and (iii) similarly applicable duties or obligations of any kind imposed under any certificate of occupancy, Leasehold or otherwise by law, covenant, conditions, agreement or easement, public or private, in each case except where the failure to perform and promptly comply would not result in a material adverse affect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower, of any of its Subsidiaries or of the Borrower and its Subsidiaries taken as a whole.

(b)                                 Conduct of Business; Preservation of Existence.  The Borrower will continue, and cause each of its Subsidiaries to continue, to engage only in business of the same general type as conducted by the Borrower and its Subsidiaries as of the Effective Date, and preserve and maintain, and cause each of its Subsidiaries that is a corporation to preserve and maintain, its corporate existence and corporate rights (charter and statutory), and those corporate franchises material to the business or operations of the Borrower or such Subsidiary and to cause each of its Subsidiaries that is a partnership or limited liability company to preserve and maintain its existence as a partnership or limited liability company and its rights (both under law and pursuant to its partnership or operating agreement) as such, and those franchises material to the business or operations of such partnership or limited liability company; provided, that the Borrower shall not be required to preserve any such franchise or rights, or the corporate, partnership, limited liability company or other existence of any Subsidiary, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the Business of the Borrower and the Subsidiaries, taken as a whole, and the loss thereof is not adverse in any material respect to the Lenders.

(c)                                  Visitation Rights.  The Borrower will at any reasonable time and from time to time, upon reasonable notice permit any Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the business and financial affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with its independent certified public accountants and advise such accountants that the Agents and the Lenders have been authorized to exercise all rights of the Borrower to require such accountants to disclose any and all financial statements and other information of any kind that they may have with respect to the Borrower and any of its Subsidiaries and direct such accountants to comply with any requirements of any Agent or any Lender for such information.

(d)                                 Maintenance of Insurance.  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep at all times all of their properties which are of an insurable nature insured against loss or damage with insurers believed by the Borrower to be responsible to the extent that property of similar character usually is so insured by corporations similarly situated and owning like properties in accordance with good business practice; it being understood that, with respect to each Real Property encumbered by a Mortgage, the Borrower will, and will cause each of its Restricted Subsidiaries to, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any such Real Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e)                                  Payment of Taxes, Etc.  The Borrower will, and will cause each of its Restricted Subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies the failure of which to pay could reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), business or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, except for those taxes contested in good faith by appropriate proceedings.

(f)                                    Maintenance of Properties, Etc.  The Borrower will cause all properties used in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower  is necessary or advisable to conduct its business; provided, however, that nothing in this Section shall prevent Borrower or any Restricted Subsidiary from discontinuing the operation or maintenance of any of such properties if such discontinuance is, as determined by the Board of Directors of the Borrower in good faith, desirable in the conduct of its business or the business or any of its Restricted Subsidiaries.

(g)                                 Maintenance of FCC Licenses, Affiliation Agreements, Etc.  The Borrower will maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, each license, franchise, permit and other authorization necessary or desirable under the Communications Act or otherwise with respect to which the failure to so maintain and preserve would have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or any such Subsidiary or on the value or utility to the Borrower or such Subsidiary of any such authorization, including, but not limited to, performing and observing (except as otherwise provided bylaw) each term and provision of each network affiliation agreement to which it is a party and maintaining each such agreement in full force and effect, it being understood that failure to maintain any such network affiliation agreement in full force and effect shall be deemed to result in such a material adverse effect, such material adverse effect being deemed to occur at such time as programming ceases to be provided pursuant to such network affiliation agreement, provided that such material adverse effect shall not be deemed to occur if, prior to the time that such programming ceases, the Borrower or such Subsidiary shall have entered into a network affiliation agreement with another network which agreement and network are reasonably satisfactory to the Majority Lenders.

(h)                                 Plan Contribution.  The Borrower will make, and cause each Subsidiary to make, when due, all contributions required by law to be made to all Plans.

(i)                                     Liquidity.  The Borrower will maintain at all times unrestricted cash and Cash Equivalents of at least $35,000,000 in the aggregate for the Borrower and its Restricted Subsidiaries.

(j)                                     Reports.  So long as the Borrower is subject to Section 13(a) or 15(d) of the Exchange Act, the Borrower shall transmit to the Administrative Agent, without cost to the Lenders, copies of the annual reports, quarterly reports and other periodic reports which the Borrower is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act.  If the Borrower is not subject to Section 13(a) or 15(d) of the Exchange Act, the Borrower shall provide to the Administrative Agent, so long as any Obligation hereunder or under any Loan Document shall remain unpaid, or any Letter of Credit shall be outstanding, or any Advance shall be outstanding, or any Lender shall have any Revolving Commitment hereunder, reports that are consistent with the annual reports, quarterly reports and other periodic reports which the Borrower would be required to file with the Commission, if it were subject to Section 13(a) or 15(d), and such documents shall be furnished to the Administrative Agent on or prior to the date on which such information would be required to be filed if the Borrower were subject to Section 13(a) or 15(d).  Delivery of such reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on Officers’ Certificates).

(k)                                  Compliance Certificate.  (i)  The Borrower will deliver to the Agent, within 105 days after the end of the Borrower’s fiscal year and within 60 days after the end of each fiscal quarter of the Borrower that is not a fiscal year end, an Officers’ Certificate, one of the signers of which shall be the principal executive, principal financial or principal accounting officer of the Borrower stating that (i) a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal year has been made to determine whether the Borrower has kept, observed, performed and fulfilled all of its obligations under this Credit Agreement, (ii) such review was supervised by the Officers of the Borrower signing such certificate, and (iii) that to the best knowledge of each Officer signing such certificate, (A) the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Credit Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Credit Agreement (or, if a Default or Event of Default occurred, describing all such Defaults or Events of Default of which each such Officer may have knowledge and what action the Borrower has taken or proposes to take with respect thereto), and (B) no event has occurred and remains in existence by reason of which payments on account of the principal of, or interest on, the Advances are prohibited or if such event has occurred, a description of the event and what action the Borrower is taking or proposes to take with respect thereto.

(ii)               So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the annual financial statements delivered pursuant to Section 5.01(j) shall be accompanied by a written statement of the Borrower’s independent public accountants (who shall be a firm of established national reputation reasonably satisfactory to the Administrative Agent) that in making the examination necessary for certification of such financial statements nothing has come to their attention that would lead them to believe that the Borrower has violated any provisions of Sections 5.02(a), (b), (c), (d), (f), (g), (j), (k), or (m) or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(iii)            The Borrower will, so long as any Obligation hereunder or under any Loan Document shall remain unpaid, or any Letter of Credit shall be outstanding, or any Advance shall be outstanding, or any Lender shall have any Revolving Commitment hereunder, deliver to the Agent, promptly after any Officer of the Borrower becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default, Event of Default or default or event of default and what action the Borrower is taking or proposes to take with respect thereto.

(l)                                     Further Assurances.  The Borrower will promptly, upon request by any Agent or any Lender through the Administrative Agent, correct, and cause each party to a Loan Document to promptly correct, any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof.  Promptly, upon request by any Agent or any Lender through the Administrative Agent, the Borrower will also, and will cause each Subsidiary Guarantor to, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, pledge agreements, security agreements, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments (including but not limited to subleases or other grants of rights with respect to the Leasehold interests) as any Agent or any Lender through the Administrative Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Loan Documents any of the Borrower’s and its Subsidiaries’ properties, rights or interests covered or now or hereafter intended to be covered by any of the Loan Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agents and the Lenders the rights granted or now or hereafter intended to be granted to the Agents and/or the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower or any of its Subsidiaries is or may become a party.

(m)                               Hazardous Materials; Remediation.  The Borrower will (i) promptly give notice to the Lenders in writing of any complaint, order, citation, notice or other written communication from any Person with respect to, or if the Borrower becomes aware of, (x) the existence or alleged existence of a violation of any applicable Environmental Law or the incurrence of any material liability, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any material remedial action resulting from or in connection with any air emission, water discharge, noise emission, Hazardous Material or any other environmental, health or safety matter at, upon, under or within any of the properties now or previously owned, leased or operated by the Borrower or any of its Subsidiaries, or due to the operations or activities of the Borrower, any Subsidiary or any other Person on or in connection with any such property or any part thereof, in each case if the Borrower or any of its Subsidiaries is or could be subject to liability therefor or (y) any release on any of such properties of Hazardous Materials in a quantity that is reportable under any applicable Environmental Law; and (ii) promptly comply with any governmental requirements requiring the removal, treatment or disposal of such Hazardous Materials or correction of any violation of any material Environmental Law and provide evidence satisfactory to the Majority Lenders of such compliance.

(n)                                 FCC Filings.  The Borrower will, within 30 days of the execution hereof and thereof, file with the FCC a copy of this Agreement and of each other Loan Document required to be filed with the FCC pursuant to 47 C.F.R.  Section 73.3613, and confirm in writing to the Administrative Agent that such copies have been duly and timely filed.

(o)                                 Post-Closing Collateral Matters.  To the extent not previously delivered as of the Effective Date, the applicable Loan Parties shall use their commercially reasonable efforts to obtain and deliver to the Collateral Agent, unless waived or extended by the Collateral Agent in its discretion, with respect to each Mortgage set forth on Schedule 3.01(k), within sixty (60) days after the Effective Date, the applicable Loan Party will deliver to the Collateral Agent the following:

(1)                                  policies of title insurance meeting the requirements of Section 3.01(k)(i);

(2)                                  a survey meeting the requirements of Section 3.01(k)(ii);

(3)                                  an amendment to the Mortgage delivered on the Effective Date amending the legal description therein, if necessary in the reasonable judgment of the Collateral Agent, or a new Mortgage, if necessary in the reasonable judgment of the Collateral Agent, duly executed and acknowledged meeting the requirements of Section 3.01(k) of the Credit Agreement; and

(4)                                  such other information, approvals, opinions or documents as the Collateral Agent may reasonably request in connection with this section.

SECTION 5.02                    Negative Covenants.  So long as any Obligation hereunder or under any Loan Document shall remain unpaid, or any Letter of Credit shall be outstanding, or any Advance shall be outstanding, or any Lender shall have any Revolving Commitment hereunder, without the written consent of the Majority Lenders:

(a)                                  Liens, Etc.  The Borrower will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom to secure any Indebtedness.

(b)                                 Debt.  (i)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for (“incur”) any Indebtedness (including Acquired Debt) or issue any Disqualified Stock if, at the time of and immediately after giving pro forma effect to such incurrence of Indebtedness or issuance of Disqualified Stock, the Debt to Operating Cash Flow Ratio of the Borrower and its Restricted Subsidiaries is more than 7.0:1.

(ii)                                  Section 5.02(b)(i) will not apply to the incurrence of any of the following (collectively, “Permitted Indebtedness”):

(A)                              Indebtedness under this Agreement;

(B)                                Indebtedness of any Restricted Subsidiary consisting of a guarantee of Indebtedness under this Agreement;

(C)                                Indebtedness owed by any Wholly Owned Restricted Subsidiary to the Borrower or to another Wholly Owned Restricted Subsidiary, or owed by the Borrower to any Wholly Owned Restricted Subsidiary; provided that any such Indebtedness shall be at all times held by a Person which is either the Borrower or a Wholly Owned Restricted Subsidiary of the Borrower; and provided, further, that upon either (a) the transfer or other disposition of any such Indebtedness to a Person other than the Borrower or another Wholly Owned Restricted Subsidiary or (b) the sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of any such Wholly Owned Restricted Subsidiary to a Person other than the Borrower or another Wholly Owned Restricted Subsidiary, the incurrence of such Indebtedness shall be deemed to be an incurrence that is not permitted by this clause (C);

(D)                               guarantees by any Restricted Subsidiary that is a Subsidiary Guarantor of any Indebtedness otherwise permitted by this Agreement;

(E)                                 Indebtedness arising with respect to Interest Rate Agreement Obligations incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Agreement to be outstanding;

(F)                                 Purchase Money Indebtedness and Capital Lease Obligations which do not exceed, as determined in accordance with GAAP, $10,000,000 in the aggregate at any one time outstanding;

(G)                                Indebtedness of the Borrower or any Restricted Subsidiary outstanding on the Effective Date;

(H)                               any Indebtedness incurred in connection with or given in exchange for the renewal, extension, substitution, refunding, defeasance, refinancing or replacement of any Indebtedness described in clauses (A), (B) or (G) above or incurred under the  Debt to Operating Cash Flow Ratio pursuant to subsection (i) of this Section 5.02(b) (“Refinancing Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so renewed, extended, substituted, refunded, defeased, refinanced or replaced (plus the premiums paid in connection therewith and the fees and expenses incurred in connection therewith); (b) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, extended, substituted, refunded, defeased, refinanced or replaced; and (c) with respect to Refinancing Indebtedness of Subordinated Indebtedness, such new Indebtedness is subordinated to the Obligations or the applicable Subsidiary Guarantee, as the case may be, to the same extent as the Indebtedness being refinanced;

(I)                                    Indebtedness of the Borrower in addition to that described in clauses (A) through (H) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (I) does not exceed $15,000,000 at any one time outstanding.

(c)                                  Mergers.  (i)  The Borrower will not consolidate or merge with or into (whether or not the Borrower is the Surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (A) the Surviving Person is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia; (B) the Surviving Person (if other than the Borrower) assumes all the obligations of the Borrower under this Credit Agreement in a form reasonably satisfactory to the Agent; (C) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing; (D) the Surviving Person will (I) have Consolidated Net Worth (immediately giving effect to the Disposition on a pro forma basis) equal to or greater than the Consolidated Net Worth of the Borrower immediately preceding the transaction, and (II) at the time of such Disposition and after giving pro forma effect thereto, the Surviving Person would be permitted to issue at least $1.00 of additional Indebtedness pursuant to Section 5.02(b)(i); and (E) the Liens on and security interests in the Collateral in each instance granted or to be granted in favor of the Collateral Agent under the Collateral Documents shall be maintained or created in accordance with the provisions of Section 5.01(l).

(ii)                                  In the event of a sale of all or substantially all of the assets of any Subsidiary Guarantor or all of the Capital Stock of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, the Surviving Person of any such merger or consolidation, or such Subsidiary Guarantor if all of its capital stock is sold, shall be released and relieved of any and all Obligations under the Subsidiary Guarantee of such Subsidiary Guarantor if (A) the person or entity surviving such merger or consolidation or acquiring the capital stock of such Subsidiary Guarantor is not a Subsidiary of the Borrower, and (B) the Net Proceeds from such sale are used after such sale in a manner that complies with the provisions of Section 5.02(d) concerning the disposition of Net Proceeds from an Asset Sale.

(iii)                               Except as provided in Section 5.02(c)(ii), no Subsidiary Guarantor shall consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Subsidiary Guarantor and whether or not such Subsidiary Guarantor is the Surviving Person, unless (A) the Surviving Person is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia; (B) the Surviving Person (if other than such Subsidiary Guarantor) assumes all the Obligations of such Subsidiary Guarantor under this Credit Agreement in a form reasonably satisfactory to the Agent; (C) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing; and (D) the Surviving Person will have Consolidated Net Worth (immediately after giving pro forma effect to the Disposition) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction; provided, however, that clause (D) of this Section 5.02(c)(iii) shall not be a condition to a merger or consolidation of a Subsidiary Guarantor if such merger or consolidation only involves the Borrower and/or one or more Wholly Owned Restricted Subsidiaries of the Borrower.

(iv)                              Prior to the consummation of any proposed Disposition, merger or consolidation of the Borrower or a Subsidiary Guarantor or the sale of all or substantially all of the assets of the Borrower or a Subsidiary Guarantor, the Borrower shall deliver to the Administrative Agent an Officers’ Certificate stating that such transaction complies with this Credit Agreement and an Opinion of Counsel stating that such transaction and the supplemental indenture, if required, comply with this Credit Agreement.

(v)                                 In the event of any transaction (other than a lease) described in and complying with the conditions listed in Sections 5.02(c)(i) or (c)(iii) in which the Borrower or any Subsidiary Guarantor is not the Surviving Person and the Surviving Person is to assume all the obligations of the Borrower or any such Subsidiary Guarantor under the Notes and this Credit Agreement, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower or such Subsidiary Guarantor, as the case may be, and the Borrower or such Subsidiary Guarantor, as the case may be, would be discharged from its obligations under this Credit Agreement or its Subsidiary Guarantee, as the case may be.

(d)                                 Limitation on Asset Sales.  The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Agent) of the assets or other property sold or disposed of in the Asset Sale, and (ii) at least 75% of such consideration is in the form of cash or Cash Equivalents; provided that for purposes of this covenant “cash” shall include the amount of any liabilities (other than liabilities that are by their terms subordinated to the Obligations or any Subsidiary Guarantee) of the Borrower or such Restricted Subsidiary (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or other property in such Asset Sale (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption is effected on a basis under which there is no further recourse to the Borrower or any of its Restricted Subsidiaries with respect to such liabilities; provided, further, that the Borrower and such Restricted Subsidiary shall be permitted to make an Asset Sale without complying with clause (ii) above to the extent the consideration for such Asset Sale constitutes Additional Assets and the Liens on and security interests in the Additional Assets in each instance granted or to be granted in favor of the Collateral Agent under the Collateral Documents shall be maintained or created in accordance with the provisions of Section 5.01(l).  In the event of any Asset Sale, the Borrower shall comply with Section 2.07(d).  Upon the consummation of any Asset Sale permitted by this Section 5.02(d), the Collateral Agent shall, upon the Borrower’s request and at the Borrower’s expense, release any Liens in favor of the Collateral Agent on property that is the subject of such Asset Sale.

(e)                                  [Intentionally omitted].

(f)                                    Restricted Payments.  (i)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless at the time of and immediately after giving effect to the proposed Restricted Payment (with the value of any such Restricted Payment, if other than cash, to be determined by the Board of Directors of the Borrower, whose determination shall be conclusive and evidenced by a Board Resolution), (A) no Default or Event of Default (and no event that, after notice or lapse of time, or both, would become an “event of default” under the terms of any indebtedness of the Borrower or its Restricted Subsidiaries) shall have occurred and be continuing or would occur as a consequence thereof, (B) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the provisions of Section 5.02(b)(i) and (C) the aggregate amount of all Restricted Payments made after September 30, 1994 shall not exceed the sum of (I) an amount equal to the Borrower’s Cumulative Operating Cash Flow less 1.4 times the Borrower’s Cumulative Consolidated Interest Expense, plus (II) the aggregate amount of all net cash proceeds received after September 30, 1994 by the Borrower (but excluding the net cash proceeds received by the Borrower from its initial public offering of Class A Common Stock on or about November 14, 1994) from the issuance and sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) to the extent that such proceeds are not used to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Borrower or any Restricted Subsidiary pursuant to clause (B) of Section 5.02(f)(ii).

(ii)                                  The provisions of Section 5.02(f)(i) will not prohibit, so long as there is no Default or Event of Default continuing, the following actions (collectively, “Permitted Payments”):

(A)                              the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such payment would have been permitted under this Credit Agreement, and such payment shall be deemed to have been paid on such date of declaration for purposes of clause (C) of Section 5.02(f)(i); and

(B)                                the redemption, repurchase, retirement or other acquisition of any Capital Stock or any Indebtedness of the Borrower in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of Capital Stock of the Borrower (other than any Disqualified Stock).

(g)                                 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Borrower or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any other Restricted Subsidiary, (ii) make loans or advances to the Borrower or any other Restricted Subsidiary, or (iii) transfer any of its properties or assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) this Credit Agreement and any amendments, restatements, renewals, replacements or refinancings thereof, (b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of an Acquired Person by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with such acquisition); provided that (1) such restriction is not applicable to any Person, or the properties or assets of any Person, other than the Acquired Person, and (2) the consolidated net income of an Acquired Person for any period prior to such acquisition shall not be taken into account in determining whether such acquisition was permitted by the terms of this Credit Agreement, (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (e) Purchase Money Indebtedness for property acquired in the ordinary course of business that only impose restrictions on the property so acquired, (f) an agreement for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary; provided that such restriction is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted under the covenant described under Section 5.02(d); and provided, further, that such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement through a termination date not later than 270 days after such execution and delivery or (g) Refinancing Indebtedness permitted herein; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing.

(h)                                 Fiscal Year.  The Borrower will not change its fiscal year from a fiscal year ending December 31.

(i)                                     Stay, Extension and Usury Laws.  The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that might affect the covenants or the performance of its obligations under this Credit Agreement; and the Borrower (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Agent pursuant to this Credit Agreement, but will suffer and permit the execution of every such power as though no such law has been enacted.

(j)                                     Limitation on Transactions with Affiliates.  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Borrower (other than the Borrower or a Wholly Owned Restricted Subsidiary) unless (i) such transaction or series of transactions is on terms that are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm’s length dealings with an unrelated third party, and (ii) (a) with respect to any transaction or series of transactions involving aggregate payments in excess of $1,000,000, the Borrower delivers an Officers’ Certificate to the Administrative Agent certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Borrower (and approved by a majority of the Independent Directors or, in the event there is only one Independent Director, by such Independent Director), and (b) with respect to any transaction or series of transactions involving aggregate payments in excess of $5,000,000, an opinion as to the fairness to the Borrower or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing.  Notwithstanding the foregoing, this provision will not apply to (i) employment agreements or compensation or employee benefit arrangements with any officer, director or employee of the Borrower entered into in the ordinary course of business (including customary benefits thereunder), (ii) any transaction entered into by or among the Borrower or one of its Wholly Owned Restricted Subsidiaries with one or more Wholly Owned Restricted Subsidiaries of the Borrower, and (iii) the national advertising representation agreements between the Borrower (or any of its Restricted Subsidiaries) and Adam Young, Inc. existing on the date hereof (and any renewals, extensions or replacements thereof, and any future such agreements with respect to television stations acquired by the Borrower or its Restricted Subsidiaries after the date hereof, so long as such renewals, extensions, replacements or future agreements are on terms substantially similar to those of such existing agreements) and other transactions in existence on the date hereof.

(k)                                  Limitation on Subsidiary Capital Stock.  The Borrower will not permit any Restricted Subsidiary of the Borrower to issue any Capital Stock, except for (i) Capital Stock issued to and held by the Borrower or a Wholly Owned Restricted Subsidiary, and (ii) Capital Stock issued by a Person prior to the time (a) such Person becomes a Restricted Subsidiary, (b) such Person merges with or into a Restricted Subsidiary or (c) a Restricted Subsidiary merges with or into such Person; provided that such Capital Stock was not issued by such Person in anticipation of the type of transaction contemplated by clauses (a), (b) or (c).

(l)                                     Future Subsidiary Guarantors.  The Borrower and each Subsidiary Guarantor shall cause each Restricted Subsidiary of the Borrower which, after the date hereof (if not then a Subsidiary Guarantor), becomes a Restricted Subsidiary to become an Additional Subsidiary Guarantor which shall be bound by the Guarantee of the Obligations in the form set forth herein, shall pledge all of its assets pursuant to the Security Agreement and comply with all requirements of the Security Agreement.

(m)                               Limitation on Certain Transfers of Assets.  The Borrower and the Subsidiary Guarantors will not sell, convey, transfer or otherwise dispose of their respective assets or properties to any of the Borrower’s Subsidiaries (other than another Subsidiary Guarantor where the Liens on and security interests in the Collateral in each instance granted or to be granted in favor of the Collateral Agent under the Collateral Documents is maintained or created in accordance with the provisions of Section 5.01(l)), except for sales, conveyances, transfers or other dispositions made in the ordinary course of business and except for capital contributions to any Restricted Subsidiary, the only material assets of which are broadcast licenses.  For purposes of this provision, any sale, conveyance, transfer, lease or other disposition of property or assets, having a fair market value in excess of (i) $1,000,000 for any sale, conveyance, transfer, lease or disposition or series of related sales, conveyances, transfers, leases and dispositions and (ii) $5,000,000 in the aggregate for all such sales, conveyances, transfers, leases or dispositions in any fiscal year of the Borrower shall not be considered “in the ordinary course of business.”

ARTICLE 6

EVENTS OF DEFAULT

SECTION 6.01                    Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                  The Borrower shall fail to pay within ten days of the due date any interest on any Note, shall fail to reimburse any drawing under any Letter of Credit or shall fail to pay when due any principal on any Note, any fees or other amounts payable under any Loan Document; or

(b)                                 Any representation or warranty made by any Loan Party in or in connection with any Loan Document or any amendment thereto to which it is a party or any certificate or financial information delivered pursuant to any Loan Document or any amendment thereto shall prove to have been incorrect in any material respect when made; or

(c)                                  Any Loan Party (i) shall fail to perform or observe any term, covenant or agreement contained in Section 2.18, 5.01 or 5.02 of this Agreement, in any Mortgage, in Articles II, III, IV, V, VI, VII or VIII of the Security Agreement or in any other provision of any Collateral Document that is comparable to any such Section of the Security Agreement or (ii) shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed, in each case, if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)                                 The Borrower or any Subsidiary shall fail to make when due or within any applicable grace period any payment in respect of any Material Financial Obligations (other than the Notes issued under this Agreement); any event or condition shall occur which results in the acceleration of the maturity of any Debt (excluding Debt evidenced by the Notes issued under this Agreement) of the Borrower or any of its Subsidiaries (as the case may be) having an aggregate unpaid principal amount in excess of $5,000,000 or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof; the Borrower or any of its Subsidiaries shall fail to pay when the same becomes due any rental payments in respect of any leases (other than payments with respect to Capital Lease Obligations) requiring in the aggregate, annual lease payments in excess of $5,000,000, and such failure shall continue after the applicable grace period, if any, specified in the lease or leases relating to such rental payment; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)                                  Any “Event of Default” as defined in any document or instrument governing Subordinated Indebtedness or Senior Debt, in each case in principal amount in excess of $5,000,000; or

(f)                                    The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)                                 One or more judgments or orders for the payment of money aggregating more than $5,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment(s) or order(s) or (ii) there shall be any period of 10 consecutive days (or, if such proceedings are in a state court, such longer period (not to exceed 30 days) following the entry of such judgment or order during which the Borrower shall be entitled under applicable state law to file an appeal as of right) during which a stay of enforcement of such judgment(s) or order(s), by reason of a pending appeal or otherwise, shall not be in effect; or

(h)                                 At any time after the Effective Date, any Collateral Document after delivery thereof shall for any reason cease to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby; or

(i)                                     The FCC shall designate for hearing any station license or permit held by the Borrower or any of its Subsidiaries (i) to determine whether the station license or permit should be revoked or modified in a materially adverse manner, (ii) to determine whether the station license should be renewed or (iii) to determine whether an application for renewal of a license for a station operated by the Borrower or any of its Subsidiaries should be granted or whether the application of another party for said frequency or channel should be granted and in each such case there is a reasonable possibility of an adverse decision which could adversely affect the condition (financial or otherwise), operations or properties of the Borrower or such Subsidiary; or

(j)                                     Vincent Young, Adam Young, members of their respective immediate families, Persons controlled (as defined in the definition of “Affiliate”) by Vincent Young, Adam Young or members of their respective immediate families and members of management of the Borrower shall fail to hold, in the aggregate for all such individuals and other Persons, record and beneficial title to at least 40% (by number of votes) of the Voting Stock of the Borrower; or

(k)                                  Either (i) any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission under said Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% (by number of votes) of the total outstanding Voting Stock of the Borrower; provided that the Permitted Holders “beneficially own” (as so defined) a lesser percentage of such Voting Stock than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Borrower; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election to such board of directors, or whose nomination for election by the stockholders of the Borrower, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved)

shall cease for any reason to constitute a majority of the board of directors of the Borrower then in office;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and the obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon, all Letter of Credit Obligations, all Letter of Credit Fees and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all interest thereon, all Letter of Credit Obligations, all Letter of Credit Fees and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that in the event of the acceleration of the maturity of any Subordinated Indebtedness or the commencement of any voluntary proceeding or the taking of any corporate action referred to in subsection (f) above, or the actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Bankruptcy Reform Act of 1978, as amended, (A) the obligation of each Lender to make Advances and the obligation of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02                    Cash Cover.  The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of Lenders having more than 50% in aggregate amount of the outstanding Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments shall have been terminated, holding at least 50% of the outstanding Term Loans and Letter of Credit Obligations), pay to the Administrative Agent an amount in immediately available funds equal to the aggregate amount available for drawing under all Letters of Credit then outstanding at such time, and such funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent; provided that, upon the occurrence of any Event of Default specified in clause (f) of Section 6.01 with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or any Lender.

SECTION 6.03                    Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a)                                  First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)                                 Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)                                  Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal and Letter of Credit reimbursement obligations) and any fees, premiums and scheduled periodic payments due under hedging agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)                                 Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations (including Letter of Credit reimbursement obligations) and any breakage, termination or other payments under hedging agreements constituting Secured Obligations and any interest accrued thereon; and

(e)                                  Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 6.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE 7

THE AGENTS

SECTION 7.01                    Appointment and Authorization.  Each Lender appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes and the Collateral Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02                    Agents and Affiliates.  Each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not an Agent.  Each Agent and each of their respective affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not an Agent hereunder.

SECTION 7.03                    Actions by Agents and Lead Arrangers.  The obligations of the Agents hereunder are only those expressly set forth herein and neither the Agents nor the Lead Arrangers shall have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist with respect to the Agents or the Lead Arrangers.  Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article 6 or Section 7.09.  The Lender identified in this Agreement as the Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, the Documentation Agent shall not have or be deemed to have a fiduciary relationship with any Lender.

SECTION 7.04                    Consultation with Experts.  Each of the Agents and Lead Arrangers may consult with legal counsel (who may be internal counsel or counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.05                    Liability of Agents and Lead Arrangers.  No Agent or Lead Arranger or any of such Agent’s or Lead Arrangers’ affiliates nor any of their respective directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Majority Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  No Agent or Lead Arranger nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith.  No Agent or Lead Arranger shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.06                    Indemnification.  Each Lender shall, ratably in accordance with its Lender Share, indemnify each of the Agents, Lead Arrangers and the Issuing Bank, their respective affiliates and the directors, officers, agents and employees of each of the Agents, Lead Arrangers and the Issuing Bank or of their respective affiliates (each an “Indemnitee”) (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Indemnitee’s gross negligence or willful misconduct) that the Indemnitee may suffer or incur in connection with this Agreement or any action taken or omitted by the Indemnitee hereunder.  The provisions of this Section 7.06 shall survive any termination of this Agreement.

SECTION 7.07                    Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon any Agent, any Lead Arranger, any Agent’s affiliate, any Lead Arranger’s affiliate, any other Lender or any of their respective directors, officers, agents or employees, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any Lead Arranger, any Agent’s affiliate, any Lead Arranger’s affiliate, any other Lender or any of their respective directors, officers, agents or employees, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.08                    Successor Agent.  Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor to such Agent.  If no such successor for such Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000.  Upon the acceptance of its appointment as an Agent hereunder by a successor Agent in the same capacity, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent.

SECTION 7.09                    Notice of Default; Collateral Documents.

(a)                                  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower or any Subsidiary Guarantor referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  If the Administrative Agent receives such a notice, it shall give prompt notice thereof to each of the Lenders.

(b)                                 Subject to Section 8.01, as to any matters not expressly provided for in the Collateral Documents (including the timing and methods of realization upon any Collateral), the Collateral Agent shall act or refrain from acting in accordance with written instructions from the Majority Lenders or, in the absence of such instructions, in accordance with its discretion, provided that the Collateral Agent shall not be obligated to take any action if the Collateral Agent believes that such action is or may be contrary to any applicable law or might cause the Collateral Agent to incur any loss or liability for which it has not been indemnified to its reasonable satisfaction.

(c)                                  The Collateral Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforce ability of the security interests in any Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part under any Collateral Document.  The Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any terms of any Collateral Document by any Person.

ARTICLE 8

MISCELLANEOUS

SECTION 8.01                    Amendments, Etc.

(a)                                  No amendment or waiver of any provision of this Agreement, any Note or any other Loan Document, nor consent to any departure by the Borrower therefrom, nor any release of Collateral other than as expressly provided for in this Agreement or any Loan Document, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (and, if the rights or duties of any Agent or the Issuing Bank are affected thereby, by such Agent or the Issuing Bank as the case may be), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided that no such amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following:

(1)                                  waive any of the conditions specified in Article 3,

(2)                                  change the percentage of the Lender Shares or the percentage of any of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder,

(3)                                  amend this Section 8.01, or

(4)                                  change the definition of Majority Lenders or the definitions contained in Section 8.01(b);

and provided further that no such amendment, waiver or consent shall, unless in writing and signed by all Lenders holding Term Loans and Revolving Facility Commitments, do any of the following:

(1)                                  increase the Commitments or subject such Lenders to any additional obligations,

(2)                                  reduce the principal of or the interest rate or accrued interest on the Advances or the amount of any Letter of Credit Obligations or any fees to any such Lenders or modify the ratable sharing of payments under any Loan Document,

(3)                                  postpone any date for the payment of interest or fees in respect of any Advances, or

(4)                                  postpone the Revolving Facility Termination Date or Term Loan Termination Date;

and provided further that no such amendment, waiver or consent shall:

(1)                                  reduce the amount or extend the payment date of any mandatory repayment or prepayment of any Revolving Advances pursuant to Section 2.07(d), unless it is in writing and signed by the Majority RC Lenders (as defined in Section 8.01(b)); provided that no such date shall be postponed beyond the Revolving Facility Termination Date (except as expressly contemplated by the third proviso to this Section 8.01(a)) unless it is in writing and signed by all Lenders with Revolving Facility Commitments,

(2)                                  expressly amend, modify, supplement or waive any condition precedent in Section 3.02 or 3.03 to any Borrowing of Revolving Advances without the written consent of the Majority RC Lenders, or

(3)                                  reduce the amount or extend the payment date of any Term Loan or any mandatory repayment or prepayment of any Term Loans pursuant to Section 2.07(d) or (f), unless it is in writing and signed by the holders of more than 50% of the aggregate outstanding amount of Term Loans; provided that no such date shall be postponed beyond the Term Loan Maturity Date (except as expressly contemplated by the third proviso to this Section 8.01(a)) unless it is in writing and signed by all Term Lenders.

(b)                                 As used in Section 8.01(a), “Majority RC Lenders” means Lenders holding more than 50% of the aggregate outstanding amount of the Revolving Facility Commitments or, if the Revolving Facility Commitments have been terminated, Revolving Advances.

(c)                                  In addition, notwithstanding the foregoing, this Agreement may be amended to give effect to the Incremental Term Loans with the written consent of the Administrative Agent, the Borrower and holders of Incremental Term Loan Commitments pursuant to Section 2.20.

(d)                                 No amendment or waiver of any provision of any other Loan Document, nor consent to any departure by the applicable Loan Party therefrom, shall be effective except in accordance with the terms thereof.

SECTION 8.02                    Notices, Etc..  All notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed (prepaid registered or certified mail, return receipt requested), telegraphed, telecopied, telexed, cabled or delivered (by hand or other courier service): if to the Borrower, at its address at 599 Lexington Avenue, New York, New York 10022, Attention: Vincent J. Young, Chairman, Facsimile: (212) 758-1229, with a copy to Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, New York, New York, 10020, Attention: Robert L. Winikoff, Esq., Facsimile: (212) 768-6800;

if to any Subsidiary Guarantor, at its address c/o the Borrower, 599 Lexington Avenue, New York, New York 10022, Attention: Vincent J. Young, Chairman, Facsimile: (212) 758-1229, with a copy to Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, New York, New York 10020, Attention: Robert L. Winikoff, Esq., Facsimile: (212) 768-6800; if to any Bank, at its Domestic Lending Office specified in its Administrative Questionnaire; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Assumption Agreement pursuant to which it became a Lender; if to the Syndication Agents, at their addresses at Lehman Commercial Paper, Inc., 745 Seventh Avenue, New York, NY 10019, Attention: Wendy Lau, Bank Loan Operations, Facsimile: (212) 520 0450, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, 250 Vesey Street, New York, New York 10080, Attention [           ], Facsimile: [                ], with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York, Attention: James J. Clark, Facsimile:  (212) 269-5420; and if to the Administrative Agent, at its address at Wachovia Bank, National Association, Charlotte Plaza, CP-8, 201 South College Street, Charlotte, NC 28288-0680, Attention: Syndication Agency Services, Facsimile: (704) 383-0288, with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York, Attention:  James J. Clark, Facsimile: (212) 269-5420, or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when mailed, be effective three days after being mailed and, when telegraphed, telecopied, telexed or cabled, be effective when delivered to the telegraph company, sent by telecopy, confirmed by telex answer back or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article 2 shall not be effective until received by the Administrative Agent.

SECTION 8.03                    No Waiver; Remedies.  No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04                    Costs and Expenses; Indemnities.

(a)                                  The Borrower agrees to pay on demand all reasonable costs and expenses incurred by any Agent or any Affiliate of an Agent or by a Person acting upon the request or on behalf of any Agent or any Affiliate of an Agent in connection with the preparation, execution, delivery, filing, recording, administration, modification and amendment of the Loan Documents and the other documents to be delivered thereunder (such administration costs and expenses shall include, without limitation, reasonable costs incurred in connection with any audits of the Borrower and its Subsidiaries, all costs and expenses incurred in connection with appraisals, audits and search reports, all costs, expenses, fees and disbursements incurred in connection with any Default and any workout, restructuring, collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom, all filing fees, and the fees and expenses of counsel that any Agent or any Affiliate of an Agent may consult, from time to time, in connection with the Loan Documents), including, without limitation, the reasonable fees and out-of-pocket expenses of Cahill Gordon & Reindel LLP, local counsel who may be retained by any of said counsel or by any Agent or any Affiliate of an Agent with respect thereto and with respect to advising any Agent or any Affiliate of an Agent as to its rights and responsibilities under the Loan Documents, and all reasonable costs and expenses, if any (including reasonable fees and out-of-pocket expenses of counsel to any Agent or Affiliate of an Agent, or any Lender or Affiliate of a Lender (including in-house counsel of any Lender or of such Affiliate of a Lender) and all other FCC fees), incurred by any Agent, any Affiliate of an Agent, any Lender or any Affiliate of a Lender or any Person acting upon the request or on behalf of any Agent, any Affiliate of an Agent, any Lender or any Affiliate of a Lender in connection with the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents.

(b)                                 The Borrower agrees to indemnify, pay and hold harmless each Agent, each Affiliate of an Agent, each Lender, each Affiliate of a Lender, each trustee and investment advisor of a Lender that is a fund and their respective officers, directors, employees and agents (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto, and the expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by or on behalf of any Agent or any Lender) asserting any right to payment for the transactions contemplated hereby), which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Loan Documents or by other Related Documents (including (i) (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of the Borrower or any of its Subsidiaries or (D) arising out of or relating to any violation by, or liability of, the Borrower or any of its Subsidiaries under any Environmental Law and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of any Borrowing, except that the Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.  Without limiting the generality of any provision of this Section, to the fullest extent permitted by law, the Borrower hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws that it or its Subsidiaries might have by statute or otherwise against any Indemnitee.

SECTION 8.05                    Right to Set-off.

(a)                                  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes and the Letter of Credit Obligations due and payable pursuant to the provisions of Section 6.01, each Lender (and a Participant thereof) is hereby authorized, subject to the provisions of Section 8.05(b), at any time and from time to time, to the fullest extent permitted by law (without penalty, sanction or loss of collateral), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing to such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not such Lender shall have made any demand under such Loan Document and although such obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower after such set-off and application made by such Lender, provided that such failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.  Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it and Letter of Credit Obligations owed to it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Lender and the Letter of Credit Obligations owed to such other Lender, such adjustments shall be made as may be required so that all such payments of principal and interest with respect to the Notes held by the Lenders and Letter of Credit Obligations owed to all Lenders shall be shared by the Lenders pro rata.

(b)                                 The Lenders agree among themselves that, except upon the written consent of the Majority Lenders, no Lender shall, with respect to any Note or other obligation under any Loan Document, exercise any right described in Section 8.05(a).  If a Lender breaches its obligation under the foregoing sentence, then such Lender shall be deemed to have waived any right to the benefits of the Collateral Documents, as against any other Lender.  Each Lender waives all rights to enforce any rights under this Agreement, under the Notes or under any other Loan Document without the prior written consent of the Majority Lenders.  Each Lender further agrees that all rights under the Collateral Documents shall be exercised only through the Administrative Agent.

SECTION 8.06                    BINDING EFFECT; GOVERNING LAW.  THIS AGREEMENT SHALL BECOME EFFECTIVE WHEN IT SHALL HAVE BEEN EXECUTED BY THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND THE SYNDICATION AGENTS AND WHEN THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED BY EACH BANK THAT SUCH BANK HAS EXECUTED IT (WHICH NOTIFICATION MAY BE IN THE FORM OF DELIVERY OF AN EXECUTED SIGNATURE PAGE TO THE ADMINISTRATIVE AGENT BY FACSIMILE TRANSMISSION) AND THEREAFTER SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENTS AND EACH LENDER AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, EXCEPT THAT THE BORROWER SHALL NOT HAVE THE RIGHT TO ASSIGN ITS RIGHTS HEREUNDER OR ANY INTEREST HEREIN WITHOUT THE PRIOR WRITTEN CONSENT OF ALL LENDERS.  THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 8.07                    Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

(b)                                 Any Lender may at any time grant to one or more commercial banks, mutual funds, financial institutions or other “accredited investors” (as defined in Regulation D of the Securities Act of 1933, as amended) (each a “Participant”) participating interests in its Revolving Facility Commitment or any or all of its Advances.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not any notice thereof is given to the Borrower or the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement, provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (w) of the second proviso or clause (w) of the third proviso or clause (1) of the fourth proviso to Section 8.01(a) (unless the participant’s share of such Lender’s Revolving Facility Commitment would not be increased and any additional obligations imposed on the Lenders would not be imposed upon the participant) or in clause (v), (x), (y) or (z) of the second proviso or clause (x), (y) or (z) of the third proviso or clause (2) or (3) of the fourth proviso of Section 8.01(a) without the consent of the Participant.  The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 2.09(e), 2.11, 2.13, 2.15, 2.16, 2.17, 2.18 and 8.04 with respect to its participating interest.  An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)                                  Any Lender may at any time assign to one or more commercial banks, mutual funds, financial institutions or other “accredited investors” (as defined in Regulation D of the Securities Act of 1933, as amended) (each an “Assignee”) (treating any fund that invests in bank loans and any other fund that is managed by the same investment advisor of such fund or an Affiliate of such investment advisor as single Assignee) all or any part (equivalent, except when the Assignee is either an Affiliate of such transferor Lender, already a Lender or a fund managed by the same investment advisor (or an Affiliate of such investment advisor) as an existing Lender prior to such assignment, to at least $1,000,000) of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations in respect of its Commitment and all of its outstanding Advances, all of its outstanding Letters of Credit and all of its outstanding Letter of Credit Obligations.  When all of the following conditions shall have been satisfied, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Revolving Facility Commitment and/or Term Loans or Revolving Advances, as the case may be, as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required:

(i)                                     in the case of an assignment of Revolving Facility Commitments or Revolving Loans, delivery of an Assignment and Assumption Agreement executed by such Assignee and such transferor Lender, with the subscribed consent of the Borrower and the Administrative Agent, which consents shall not be unreasonably withheld, delayed or conditioned; provided that (i) if the Assignee is an Affiliate of such transferor Lender, a fund managed by the same investment advisor (or an Affiliate of such investment advisor) as an existing Lender, was a Lender immediately prior to such assignment or is a Federal Reserve Bank, no such consents shall be required and (ii) if such assignment is made while any Event of Default is continuing, the consent of the Borrower shall not be required;

(ii)                                  in the case of an assignment of Term Loans, delivery of an Assignment and Assumption Agreement executed by such Assignee and such transferor Lender, with the subscribed consent of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned; provided that if the Assignee is an Affiliate of such transferor Lender, a fund managed by the same investment advisor (or an Affiliate of such investment advisor) as an existing Lender, was a Lender immediately prior to such assignment or is a Federal Reserve Bank, no such consent shall be required;

(iii)                               except in the case of the assignments pursuant to the Assignment and Assumption Agreement, payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee;

(iv)                              payment to the Administrative Agent of a non-refundable administrative fee for processing such assignment in the amount of $3,500; and

(v)                                 recordation of such assignment in the Register.

If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.13.

(d)                                 Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any Federal Reserve Bank without notice to or consent of Borrower or Agent and any Lender which is a fund may pledge all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, or to any trustee for, or any other representative of such holders, provided that any foreclosure or other exercise of remedies by such holder or trustee shall be subject to the provisions of this Section 8 regarding assignments in all respects.  No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(e)                                  Subject to the provisions of this subsection (e), any Lender may at any time designate an SPC to provide all or a portion of the Advances to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Borrower and the Administrative Agent consent thereto in writing (which consents shall not be unreasonably withheld).  When a Lender and its SPC shall have signed a designation agreement acceptable in form and substance to the Administrative Agent and the Borrower and the Administrative Agent shall have signed their respective consents thereto, such SPC shall become a Designated Lender for purposes of this Agreement.  The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Advances to be made by such Designating Lender pursuant to this Agreement, and the making of such Advances or portion thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Advances or portion thereof were made by the Designating Lender.  As to any Advances or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Advances or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of such Designated Lender’s obligations under this Agreement, including its obligations in respect of the Advances or portion thereof made by it.  Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable and (ii) no SPC shall be entitled to the benefits of Sections 2.15 and 2.17 (or any other increased costs protection provision).  No additional Note shall be required to evidence the Advances or portion thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold its Note as agent for its Designated Lender to the extent of the Advances or portion thereof funded by such Designated Lender.  Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf.  Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments.  In addition, any Designated Lender may, with notice to (but without the prior written consent of) the Borrower and the Administrative Agent, (i) assign all or portions of its interest in any Advances to its Designating Lender and (ii) disclose on a confidential basis any non-public information relating to its Advances or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.  This clause (e) of Section 8.07 may not be amended without the prior written consent of each Designating Lender, all or any part of whose Advances are being funded by an SPC at the time of such amendment.  For the avoidance of doubt, with respect to the Agents, the other Lenders and the Borrower, the Designating Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Designating Lender under the Loan Documents, be the Lender of record hereunder.

(f)                                    The Administrative Agent, acting, for this purpose only, as agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Facility Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  All assignments shall be effective only upon recordation in the Register.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(g)                                 Upon its receipt of a completed Assignment and Assumption Agreement that has been executed and consented to in accordance with Section 8.07(c), together with any Note or Notes subject to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  Except in the case of assignments pursuant to the Assignment and Assumption Agreement, within five Domestic Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes, appropriate new Note or Notes, to the order of such Assignee and, if the assigning Lender has retained any Revolving Facility Commitment or any Advances, appropriate new Note or Notes to the order of the assigning Lender.  Except in the case of the assignments pursuant to the Assignment and Assumption Agreement, such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Assumption Agreement and shall otherwise be in substantially the form of Exhibit A-1 or Exhibit A-2, as applicable.

(h)                                 Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

SECTION 8.08                    Headings.  Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 8.09                    Execution in Counterparts; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 8.10                    Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforce ability of such provision in any other jurisdiction.

SECTION 8.11                    WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, EACH OF THE SYNDICATION AGENTS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

SECTION 8.12                    Submission to Jurisdiction; Consent to Service of Process.  The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02 (except that process may not be served by telecopy).  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.13                    Consent to Amendment.  Each Lender hereby consents to, and hereby authorizes the Administrative Agent to execute and deliver, the Collateral Documents, the Guaranty Agreement and the Mortgage Amendments.

SECTION 8.14                    Survival.  The obligations of the Borrower under Sections 2.09(e), 2.11, 2.13, 2.17 and 8.04 hereof and the obligations of the Lenders under Section 7.06 hereof shall survive the repayment of the Advances and the Letter of Credit Obligations and the termination of the Revolving Facility Commitments and the Letters of Credit.

SECTION 8.15                    USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

YOUNG BROADCASTING INC.,
as Borrower

By:	/s/ James A. Morgan
Title: Executive Vice President

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Administrative Agent, Collateral Agent, Issuing Bank and Lender

By:	/s/ Frank M. Wessinger
Title: Managing Director

WACHOVIA CAPITAL MARKETS, LLC, as Joint Lead Arranger and Joint Lead Book-Runner

By:	/s/ Frank M. Wessinger
Title: Managing Director

LEHMAN COMMERCIAL PAPER INC., as
Syndication Agent and Lender

By:	/s/ V. Paul Arzouian
Title: Authorized Signatory

LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Lead Book-Runner

By:	/s/ V. Paul Arzouian
Title: Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent, Joint Lead Arranger and Joint Lead Book-Runner

By:	/s/ Stephen D. Paras
Title: Managing Director

MERRILL LYNCH CAPITAL CORPORATION, as Lender

By:	/s/ Stephen D. Paras
Title: Vice President

BNP PARIBAS, as Documentation Agent and Lender

By:	/s/ Gregg W. Bonardi
Title: Director

By:	/s/ Ola Anderssen
Title: Director

APPENDIX I

Commitments

	Term Loan Commitment	Revolving Facility Commitment
Wachovia Bank, National Association	$300,000,000.00	$5,000,000.00
Lehman Commercial Paper Inc.	—	$5,000,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	—	$5,000,000.00
BNP Paribas	—	$5,000,000.00